As filed with the Securities and Exchange Commission on April 4, 1996
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                          GROUNDWATER TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT, AS SPECIFIED IN ITS CHARTER)

         Delaware                       8748                     02-0324047
(state or other jurisdiction    (Primary Standard             (I.R.S. Employer
   of incorporation or        Industrial Classification      Identification No.)
      organization)                 Code Number)

                              100 River Ridge Drive
                          Norwood, Massachusetts 02062
                                 (617) 769-7600

    (Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                            BRIAN D. GOLDSTEIN, ESQ.
                              100 RIVER RIDGE DRIVE
                          NORWOOD, MASSACHUSETTS 02062
                                 (617) 769-7600

 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                           ANDREW E. TAYLOR, JR., ESQ.
                           Testa, Hurwitz & Thibeault
                       125 High Street, High Street Tower
                                Boston, MA 02110
                                 (617) 248-7000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and certain other conditions under the applicable merger agreement are met or waived.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ___

                         CALCULATION OF REGISTRATION FEE

================================================================================



Title of Each Class of       Amount to be         Proposed Maximum        Proposed Maximum           Amount of
   Securities to be       Registered (Shares)    Offering Price (2)      Aggregate Offering    Registration Fee (3)
      Registered                  (1)                                        Price (2)



  Common Stock, $.001          8,076,347           Not Applicable           $71,926,021               $24,802
       par value


(1) Based upon an estimate of the maximum number of shares of the Common Stock of the Registrant, $.001 par value per share, issuable in the transactions described herein to holders of shares of capital stock of the Registrant and to Fluor Daniel, Inc.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act"), and calculated as the sum of (a) the number of shares of Common Stock of the Registrant being cancelled (6,970,701) multiplied by the average high and low prices as reported on the Nasdaq National Market Listing on March 28, 1996 ($13.50), plus (b) $33,350,000 to be paid to the Registrant, less (c) $60,087,443 to be paid by the Registrant to its stockholders, plus (d) the book value of the shares to be received by the Registrant ($4,559,000).
(3) A fee of $11,500 was previously paid by the Registrant pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of the preliminary Proxy Statement/Prospectus on February 7, 1996, and the Company has a current balance with the Commission of $764.64. Pursuant to Rule 457(b) under the Securities Act, such fee and balance are being credited against the registration fee, and, accordingly, an additional $12,538 is being paid in connection with this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          GROUNDWATER TECHNOLOGY, INC.
                 Cross-Reference Sheet Showing Locations in the
         Prospectus of the Responses to the Items of From S-4 (Pursuant
                        to Item 501(b) of Regulation S-K)

             Form S-4 Item Number and Caption                                Location in Prospectus
             --------------------------------                                ----------------------
A.   INFORMATION ABOUT THE TRANSACTION

1.   Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus............      Facing Page; Cross Reference Sheet; Outside
                                                             Front Cover Page of Proxy
                                                             Statement/Prospectus
2    Inside Front and Outside Back Cover Pages
     of Prospectus.....................................      Inside Front Cover Page of Proxy
                                                             Statement/Prospectus; Available Information
3.   Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information.....................      Summary; Risk Factors; Selected Historical
                                                             and Pro Forma Financial Data; Comparative
                                                             Per Share Data

4.   Terms of the Transaction..........................      Summary; The Transactions; The Investment
                                                             Agreement; The Marketing Agreement; Certain
                                                             Federal Income Tax Considerations

5.   Pro Forma Financial Information...................      Unaudited Pro Forma Financial Information

6.   Material Contacts with the Company Being
     Acquired..........................................      Summary; The Transactions

7.   Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters................................      Not Applicable

8.   Interests of Named Experts and Counsel............      Legal Matters; Experts; Opinion of Financial
                                                             Advisor
9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.......................................      Not Applicable

B.  INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants.......      Available Information; Incorporation by
                                                             Reference; Summary; Selected Historical
                                                             Financial Data and Summary Unaudited Pro
                                                             Forma Financial Information

11.   Incorporation of Certain Information by
      Reference........................................      Summary; Available Information;
                                                             Incorporation by Reference


12.   Information with Respect to S-2 or S-3
      Registrants......................................      Not Applicable

13.   Incorporation of Certain Information by
      Reference........................................      Not Applicable

14.   Information with Respect to Registrants
      Other Than S-2 or S-3 Registrants................      Not Applicable

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15.   Information with Respect to S-3 Companies........      Not Applicable

16.   Information with Respect to S-2 or S-3
      Companies........................................      Not Applicable

17.   Information with Respect to Companies
      Other Than S-2 or S-3 Companies..................      Summary; Information with Respect to
                                                             FDESI; Financial Statements; Fluor Daniel
                                                             Environmental Services, Inc. Selected
                                                             Financial Data; Management's Discussion and
                                                             Analysis of Financial Condition and Results
                                                             of Operations of FDESI; Market Price,
                                                             Dividends, Holders of Capital Stock

D.  VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations Are to be Solicited................      Outside Front Cover Page of Proxy
                                                             Statement/Prospectus; Incorporation by
                                                             Reference; Summary; The Transactions;
                                                             Share Ownership of GTI Management and
                                                             Principal Holders

19.  Information if Proxies, Consents or
     Authorizations Are Not to be Solicited in an
     Exchange Offer....................................      Not Applicable

[LOGO]
GROUNDWATER
TECHNOLOGY(R)
                                                              April 5, 1996

DEAR STOCKHOLDER:

    You are cordially invited to attend the Special Meeting of Stockholders of Groundwater Technology, Inc. ("GTI" or the "Company") to be held on Friday, May 10, 1996 at 9:30 a.m., at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts.

    At the Special Meeting, you will be asked to consider and vote upon transactions which will create an alliance between GTI and Fluor Daniel, Inc. ("Fluor") as set forth in an Investment Agreement signed on December 11, 1995 (the "Transactions"). Specifically, pursuant to the Investment Agreement, a newly created wholly-owned subsidiary of GTI will be merged with and into Fluor Daniel Environmental Services, Inc. ("FDESI"), a wholly-owned subsidiary of Fluor (the "Merger"). Immediately prior to the Merger, GTI will effect a recapitalization (the "Recapitalization") whereby each outstanding share of GTI Common Stock, $.01 par value ("Common Stock"), will be converted into $8.62 in cash and .5274 of a share of new common stock, $.001 par value ("New Common Stock"). The shares of New Common Stock will be listed on the Nasdaq National Market under the symbol "FDGT" and will be substantially identical to your current shares of Common Stock, except for the change in par value to $.001 per share. Following the Merger, FDESI will be a wholly-owned subsidiary of GTI, and GTI will be renamed "Fluor Daniel GTI, Inc." to emphasize the relationship between GTI and Fluor.

    In the Merger, GTI will receive all outstanding FDESI shares and $33.35 million in cash. In exchange for its FDESI shares and its cash payment, Fluor will receive 4,400,000 shares of New Common Stock. In the Recapitalization, GTI stockholders will receive in the aggregate approximately $60 million in cash and 3,676,347 shares of New Common Stock.

    Immediately after the Merger and Recapitalization, Fluor will own approximately 55% and current GTI stockholders will own approximately 45% of the Company, and the Company will be governed by a Board comprised of the current President and Chief Executive Officer of GTI, three members of Fluor management and three independent directors. Two of the independent directors are currently directors of GTI, and one has been designated by Fluor. In addition, GTI and Fluor will enter into a Marketing Agreement encompassing their arrangements to coordinate certain marketing, business opportunities and support services after the Transactions.

    The Investment Agreement is the result of careful consideration of the Company's strategic alternatives by management and its Board of Directors. Your Board unanimously believes that the affiliation with Fluor is in the best interests of the Company and its stockholders. The cash payment of $8.62 per share provides stockholders with an immediate return on their investment in GTI at a fair price. The Board views the Transactions as, in effect, a means for stockholders to sell approximately 47% of their shares of Common Stock for cash at an effective per share price of approximately $18.25 and to retain (after taking into account the issuance of New Common Stock to Fluor) ownership of approximately 45% of the Company and thus be able to participate in its future growth. The prospects for that growth should be enhanced by the acquisition of FDESI and the affiliation with Fluor as a majority stockholder and business partner.

    In considering and voting on the Transactions at the Special Meeting, you are being asked to approve the Amended and Restated Certificate of Incorporation effecting, among other things, the Recapitalization and the change of corporate name, to approve certain amendments to GTI's By-Laws required pursuant to the Investment Agreement, to approve the issuance of New Common Stock to Fluor in the Merger, to elect the directors to serve upon consummation of the
Transactions, to approve the treatment and disposition of stock options and rights outstanding under, and certain amendments to, GTI's existing stock plans in connection with the Transactions, and to approve and to transact such other business, if any, as may properly come before the Special Meeting.

    YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE TRANSACTIONS, WHICH SHALL CONSTITUTE YOUR APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, THE AMENDED BY-LAWS, THE ISSUANCE OF NEW COMMON STOCK TO FLUOR, THE ELECTION OF DIRECTORS AND THE TREATMENT AND DISPOSITION OF OUTSTANDING STOCK OPTIONS AND RIGHTS UNDER, AND CERTAIN AMENDMENTS TO, GTI'S EXISTING STOCK PLANS IN CONNECTION WITH THE TRANSACTIONS.

    The accompanying Proxy Statement/Prospectus, which you are urged to read carefully, provides important detailed information concerning the Transactions and the Special Meeting. Whether or not you plan to attend the Special Meeting, please complete, date and sign your proxy card and promptly return it in the enclosed envelope. If you attend the Special Meeting, you may vote in person even though you have previously returned a proxy.

    Please do not send in any stock certificates until you receive further instructions.

                                            On behalf of the Board of Directors,

                                            /s/ Walter C. Barber

                                            WALTER C. BARBER
                                            Chairman of the Board, President and
                                            Chief Executive Officer

                       GROUNDWATER TECHNOLOGY, INC.
                           100 RIVER RIDGE DRIVE
                       NORWOOD, MASSACHUSETTS 02062

                                 --------

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 10, 1996

                                 --------

To the Stockholders of
  GROUNDWATER TECHNOLOGY, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (the "Special Meeting") of Groundwater Technology, Inc., a Delaware corporation ("GTI" or the "Company"), will be held at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts on Friday, May 10, 1996, commencing at 9:30 a.m., local time.

    The purpose of the Special Meeting will be:

    (1) To consider and vote upon approval of certain transactions (the "Transactions") contemplated by the Investment Agreement dated as of December 11, 1995, as amended (the "Investment Agreement") among GTI, Fluor Daniel, Inc., a California corporation ("Fluor"), Fluor Daniel Environmental Services, Inc., a California corporation and wholly-owned subsidiary of Fluor ("FDESI") and GTI Acquisition Corporation, a newly created California corporation and wholly-owned subsidiary of GTI ("Merger Subsidiary"), pursuant to which (i) the Restated Certificate of Incorporation will be amended to effect the conversion of each outstanding share of GTI common stock, $.01 par value ("Common Stock"), into the right to receive $8.62 in cash and .5274 of a share of newly authorized common stock, $.001 par value ("New Common Stock"), and to amend Article FIRST thereof to change the Company's name to "Fluor Daniel GTI, Inc.", to amend Article THIRD to maximize the legally permissible purposes of the Company and to delete Article SIXTH to eliminate the classified Board of Directors; (ii) Merger Subsidiary will be merged with and into FDESI (the "Merger") with FDESI being the surviving corporation; in the Merger GTI will issue to Fluor 4,400,000 shares of New Common Stock in exchange for Fluor's shares of FDESI common stock and its payment of $33.35 million in cash; (iii) the Company's By-Laws will be amended pursuant to the Investment Agreement; and (iv) the persons provided in the Investment Agreement will be elected to the Board of Directors. Approval of the Transactions by GTI stockholders will also constitute approval of the treatment and disposition of outstanding stock options and rights under, and certain amendments to, GTI's existing employee and director stock option plans and employee stock purchase plan in connection with the Transactions.

    (2) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

    Detailed information relating to the Transactions and related matters is contained in the accompanying Proxy Statement/Prospectus, and the annexes thereto, which form a part of this Notice.

    The Board of Directors has fixed the close of business on March 20, 1996 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at GTI's headquarters, 100 River Ridge Drive, Norwood, MA 02062, for ten days before the Special Meeting.

                          YOUR VOTE IS IMPORTANT

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY STOCKHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                                            By Order of the Board of Directors,

                                            /s/ Catherine L. Farrell

                                            CATHERINE L. FARRELL
                                            Vice President, General Counsel and
                                            Secretary

Norwood, Massachusetts
April 5, 1996

    STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO GTI OR THE EXCHANGE AGENT FOR EXCHANGE IN THE RECAPITALIZATION PRIOR TO RECEIPT OF INSTRUCTIONS THAT WILL BE SENT TO STOCKHOLDERS FOLLOWING THE SPECIAL MEETING.

                             TABLE OF CONTENTS


                                                                               PAGE

AVAILABLE INFORMATION                                                             3
INCORPORATION OF DOCUMENTS BY REFERENCE                                           3
SUMMARY                                                                           4
RISK FACTORS                                                                     11
GENERAL INFORMATION                                                              13
   Purpose of Special Meeting                                                    13
   Record Date; Voting Rights; Proxies                                           13
   Solicitation of Proxies                                                       14
   Quorum                                                                        14
   Required Vote                                                                 14
THE TRANSACTIONS                                                                 15
   GTI's Strategic Planning                                                      15
   Background to the Transactions                                                16
   GTI's Reasons for the Transactions; Recommendation of the Board of Directors  18
   Opinion of Financial Advisor                                                  19
   Fluor's and FDESI's Reasons for the Transactions                              23
   Board of Directors and Officers                                               23
   Conflicts of Interest                                                         24
   The Option Agreement                                                          26
   Certain Federal Income Tax Consequences                                       27
   Certain Legal Matters                                                         28
THE INVESTMENT AGREEMENT                                                         29
   General                                                                       29
   The Recapitalization                                                          29
   The Merger                                                                    30
   Treatment of Stock Options                                                    31
   Agreements of GTI Not to Solicit Other Offers                                 31
   Certain Restrictions on Fluor and the Company following the Closing           32
   Additional Covenants of the Parties                                           33
   Representations and Warranties                                                35
   Conditions to Consummation of the Merger                                      35
   Termination                                                                   37
   Termination Fee                                                               37
   Amendment; Waivers                                                            37
   Expenses                                                                      38
THE MARKETING AGREEMENT                                                          38
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION                            39
AMENDMENTS TO THE BY-LAWS                                                        39
ELECTION OF DIRECTORS                                                            40
AMENDMENTS TO STOCK PLANS                                                        41
SHARE OWNERSHIP OF GTI MANAGEMENT AND PRINCIPAL HOLDERS                          42
DESCRIPTION OF NEW COMMON STOCK                                                  43
INFORMATION WITH RESPECT TO FDESI                                                44
   FDESI Business                                                                44
   Selected Financial Data                                                       47
   Management's Discussion and Analysis of Financial Condition and Results of
     Operations                                                                  47
   Market Price; Dividends; Holders of Capital Stock                             49
UNAUDITED PRO FORMA FINANCIAL INFORMATION                                        50
LEGAL MATTERS                                                                    54
EXPERTS                                                                          54
STOCKHOLDER PROPOSALS                                                            54
INDEX TO FINANCIAL STATEMENTS                                                   F-1
ANNEX A:  Investment  Agreement  by  and among Fluor Daniel, Inc., Fluor Daniel
          Environmental Services,  Inc., Groundwater  Technology,  Inc. and GTI
          Acquisition Corporation,  dated as of December  11,  1995  (including
          Exhibit  A  --  Form  of  Amended   and   Restated   Certificate   of
          Incorporation, Exhibit B -- Form of Amended By-Laws; and Exhibit C --
          Marketing  Agreement) and Agreement of Amendment  thereto dated as of
          March 29, 1996                                                        A-1
ANNEX B:  Opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated
          March 27, 1996                                                        B-1


                        PROXY STATEMENT/PROSPECTUS

                       GROUNDWATER TECHNOLOGY, INC.
                           100 RIVER RIDGE DRIVE
                       NORWOOD, MASSACHUSETTS 02062

                                 --------

                       PROXY STATEMENT/PROSPECTUS OF
                       GROUNDWATER TECHNOLOGY, INC.

                  FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON MAY 10, 1996

                                 --------

    This Proxy Statement/Prospectus constitutes the Proxy Statement of Groundwater Technology, Inc., a Delaware corporation ("GTI" or the "Company"), and relates to the solicitation of proxies for use at the Special Meeting of Stockholders of GTI (the "Special Meeting") scheduled to be held on Friday, May 10, 1996, at 9:30 a.m., local time, at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts, and any adjournments or postponements thereof. At the Special Meeting, GTI's stockholders will be asked to consider and vote upon the approval of certain transactions (the "Transactions") contemplated by the Investment Agreement dated as of December 11, 1995, as amended (the "Investment Agreement") among GTI, Fluor Daniel, Inc., a California corporation ("Fluor"), Fluor Daniel Environmental Services, Inc., a California corporation and wholly-owned subsidiary of Fluor ("FDESI") and GTI Acquisition Corporation, a newly created California corporation and wholly-owned subsidiary of GTI ("Merger Subsidiary"), pursuant to which (i) the Restated Certificate of Incorporation of GTI will be amended to effect the conversion (the "Recapitalization") of each outstanding share (the "Shares") of GTI common stock, $.01 par value ("Common Stock"), into a right to receive $8.62 in cash and .5274 of a share of newly authorized common stock, $.001 par value ("New Common Stock"), and to amend Article FIRST to change the Company's name to Fluor Daniel GTI, Inc., to Amend Article THIRD to maximize the legally permissible purposes of the Company and to delete Article SIXTH to eliminate the classified Board of Directors; (ii) Merger Subsidiary will be merged with and into FDESI (the "Merger") with FDESI being the surviving corporation and wholly-owned subsidiary of the Company; in the Merger GTI will issue to Fluor 4,400,000 shares of New Common Stock in exchange for Fluor's shares of FDESI common stock and its payment of $33.35 million in cash; (iii) the Company's By-Laws will be amended pursuant to the Investment Agreement; and (iv) those persons provided for in the Investment Agreement will be elected to the Board of Directors. Approval of the Transactions shall also constitute approval of the treatment and disposition of outstanding stock options and rights under, and certain amendments to, GTI's existing employee and director stock option plans and employee stock purchase plan in connection with the Transactions.

    Except for the $.001 par value per share, the rights, preferences, privileges and restrictions of the New Common Stock are substantially identical to those of the Common Stock. See "DESCRIPTION OF NEW COMMON STOCK."

    This Proxy Statement/Prospectus also constitutes the Prospectus of GTI with respect to (i) the shares of New Common Stock to be issued on conversion of the Company's outstanding shares of Common Stock pursuant to the Recapitalization,
(ii) the 4,400,000 shares of New Common Stock to be issued to Fluor in the Merger and (iii) the options for the purchase of shares of New Common Stock issued in exchange for employee and director stock options outstanding prior to the Transactions. GTI has filed a Registration Statement on Form S-4 (the
"Registration Statement"), of which this Proxy Statement is a part, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of New Common Stock to be issued pursuant to the Recapitalization and the Merger.

    On March 27, 1996, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Company, delivered its written opinion to the Company's Board of Directors confirming its written opinion of December 11, 1995, to the effect that based upon and subject to the provisions set forth in such opinion, the consideration to be received by the Company and its stockholders pursuant to the Transactions, as a whole, is fair, from a financial point of view, to the Company and its stockholders.

    Consummation of the Transactions is subject to the receipt of approval from the holders of Shares of GTI's Common Stock, as well as certain other conditions, all of which are more fully described in this Proxy Statement/ Prospectus.

    This Proxy Statement/Prospectus is first being mailed to GTI's stockholders on or about April 5, 1996.

    The Shares are currently traded on the Nasdaq National Market (the "NNM") under the symbol "GWTI." The last reported sale price of the Shares on April 1, 1996 was $13.625. No shares of New Common Stock will have been issued prior to the Recapitalization. The NNM has approved the listing, subject to notice of issuance, of the New Common Stock which is to be issued pursuant to the Recapitalization under the symbol "FDGT."

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. UNDER THE RULES AND REGULATIONS OF THE COMMISSION, THE PROPOSAL TO APPROVE THE TRANSACTIONS, INCLUDING THE RECAPITALIZATION, CONSTITUTES AN OFFER OF NEW COMMON STOCK TO HOLDERS OF SHARES. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY OR A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR THE ISSUANCE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GTI SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

    An investment in GTI's New Common Stock through approval of the Trans-actions involves certain significant risks. See "RISK FACTORS."

      THE NEW COMMON STOCK TO BE ISSUED PURSUANT TO THE TERMS OF INVESTMENT
         AGREEMENT  AND  THE TRANSACTIONS CONTEMPLATED THEREBY HAVE NOT
          BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES AND EXCHANGE
           COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
             OR  ADEQUACY  OF THIS  PROXY STATEMENT/PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 5, 1996

                             AVAILABLE INFORMATION

    As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement. For such information reference is made to the Registration Statement and the annexes thereto. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement of which this Proxy Statement/Prospectus forms a part, as well as reports, proxy statements and other information filed by the Company, can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the public reference facilities maintained by the Commission at its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Shares are listed on the Nasdaq National Market System and such reports, proxy statements and other information concerning GTI should be available for inspection at the offices of The Nasdaq National Market, Reports Section, 1735 K Street, Washington, D.C. 20006.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE WITHOUT CHARGE, UPON ORAL OR WRITTEN REQUEST BY ANY PERSON RECEIVING THIS PROXY STATEMENT/PROSPECTUS, FROM THE CORPORATE SECRETARY OF GROUNDWATER TECHNOLOGY, INC., 100 RIVER RIDGE DRIVE, NORWOOD, MASSACHUSETTS 02062, (617) 769-7600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MAY 6, 1996.

                  INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

    (a) Annual Report on Form 10-K for the year ended April 29, 1995;

    (b) Proxy Statement for the Annual Meeting of Stockholders held on September 19, 1995;

    (c) Current Report on Form 8-K filed on July 26, 1995;

    (d) Quarterly Report on Form 10-Q for the quarter ended July 29,
        1995;

    (e) Amendment No. 1 to Current Report on Form 8-K/A filed on August
        1, 1995;

    (f) Quarterly Report on Form 10-Q for the quarter ended October 28,
        1995; and

    (g) Quarterly Report on Form 10-Q for the quarter ended January 27,
        1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting referred to herein shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement/Prospectus. If the Transactions are consummated, the Company will continue to be required to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act.

                                  SUMMARY

    The following is a brief summary of the more detailed information contained in this Proxy Statement/Prospectus with respect to the Transactions discussed herein. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement/Prospectus, the Annexes hereto and other documents referred to in this Proxy Statement/Prospectus. Terms used but not defined in this Summary have the meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Cross references in this Summary are to the captions of sections of this Proxy Statement/Prospectus.

    Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE COMPANIES

    GTI and its subsidiaries provides a full range of environmental consulting, engineering and remediation services to a variety of petroleum, commercial and industrial customers and federal, state and local government agencies. The Company was incorporated in Delaware in October 1975 and currently operates from 59 consulting offices throughout the United States and six foreign countries. Also, the Company's joint venture with a German company has offices in six additional locations in Germany, Austria and Hungary. The principal executive offices of the Company are located at 100 River Ridge Drive, Norwood, MA 02062 and its telephone number is (617) 769-7600.

    FDESI provides a full range of environmental consulting, engineering and remediation services to commercial and industrial customers, and to federal, state and local government agencies. FDESI is a wholly-owned subsidiary of Fluor. Fluor is an indirect, wholly-owned subsidiary of Fluor Corporation, a Delaware corporation, which is one of the largest publicly-owned engineering, construction and diversified services firms in the United States. The shares of Fluor Corporation are traded on The New York Stock Exchange. See "INFORMATION WITH RESPECT TO FDESI." The principal executive offices of FDESI are located at 3333 Michelson Drive, Irvine, California 92730, and its telephone number is
(714) 975-2000.

THE MEETING

The Special Meeting will be held on Friday, May 10, 1996 at 9:30 a.m., local time, at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts. At the Special Meeting, GTI stockholders will be asked to consider and vote upon the Transactions. Approval of the Transactions will constitute approval of the Amended and Restated Certificate of Incorporation, the Amended By-Laws, the issuance of shares of New Common Stock to Fluor in the Merger, the election of the Board of Directors and the approval of the treatment and disposition of outstanding stock options and rights under, and certain amendments to, GTI's existing employee and director stock option plans and employee stock purchase plan in connection with the Transactions. See "TRANSACTIONS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION," "AMENDMENTS TO BY-LAWS," "THE INVESTMENT AGREEMENT -- The Recapitalization" and "-- The Merger," "ELECTION OF DIRECTORS," "THE INVESTMENT AGREEMENT -- Treatment of Stock Options" and "AMENDMENTS TO STOCK PLANS."

    If the Transactions are approved and the Merger and Recapitalization are consummated, each of GTI's stockholders (including stockholders who do not vote or vote not to approve the transactions) will be entitled to receive for each of their Shares: (i) $8.62 in cash, and (ii) .5274 of a share of New Common Stock of the Company. In the Merger, the shares of common stock of FDESI held by Fluor will be converted into the right to receive an aggregate of 4,400,000 shares of New Common Stock of the Company, in exchange for which Fluor will pay
$33,350,000 and FDESI will become a wholly-owned subsidiary of GTI. After the Merger and Recapitalization, Fluor will own approximately 55% and current GTI holders will own approximately 45% of the Company. In addition, Fluor and GTI will enter into a Marketing Agreement encompassing their arrangements to work together to approach the environmental services market, for Fluor to use the Company's services in connection with Fluor's engineering and construction business and to provide, on an intercompany basis, support services to each other. See "THE TRANSACTIONS -- The Marketing Agreement."

    Approval of the Transactions by GTI's stockholders will constitute approval of: (i) the Amended and Restated Certificate of Incorporation to effect the conversion of the Shares into newly authorized shares of New Common Stock in the Recapitalization, to change the Company's name, to maximize the legally permissible purposes of the

Company and to eliminate the classified Board of Directors; (ii) the amendments to the Company's By-Laws; (iii) the issuance of 4,400,000 shares of New Common Stock to Fluor in the Merger; (iv) the election of the Board of Directors and
(v) the approval of the treatment and disposition of outstanding stock options and rights under, and certain amendments to, GTI's existing employee and director stock option plans and employee stock purchase plan in connection with the Transactions.

    Only holders of shares of Common Stock of record at the close of business on March 20, 1996 (the "Record Date") will be entitled to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 6,970,701
Shares.   Stockholders   have  no   dissenters'   rights  with  respect  to  the
Transactions.

REQUIRED VOTE

    Each holder of record of Shares on the Record Date is entitled to one vote per Share on each matter to be considered at the Special Meeting.

    The presence, in person or by properly executed proxy, of the holders of a majority of the Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The approval of the Transactions, which shall constitute approval of the Amended and Restated Certificate of Incorporation, the issuance of New Common Stock to Fluor in the Merger, the amendments to the Company's By-Laws, the election of directors and the treatment and disposition of outstanding stock options and rights under, and certain amendments to, the Company's existing employee and director stock option plans and employee stock purchase plan, will require the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereon.

    As of the Record Date, directors and executive officers of GTI and their affiliates owned beneficially an aggregate of 278,525 Shares (excluding shares which may be received upon exercise of options or warrants) or approximately 4% of the votes entitled to be cast on the proposal to approve the Transactions. Each of the directors and executive officers has indicated to GTI individually that all Shares owned by such person are intended to be voted for approval of the Transactions.

CONFLICTS OF INTEREST

    In connection with the Transactions, Walter C. Barber, current Chairman, President and Chief Executive Officer of the Company and Allan S. Bufferd and Robert P. Schechter, current independent directors of the Company will be reelected to the Board of Directors of the Company. Pursuant to the terms of the Investment Agreement, Fluor has agreed to vote its shares of New Common Stock for the election of Messrs. Bufferd and Schechter until the annual meeting to be held in 1998.

    Pursuant to certain employment agreements with the Company which become effective upon consummation of the Transactions, Mr. Barber and the Company's executive officers, Wendell W. Lattz, Frank J. Gorry, J. Steven Paquette, Robert
E. Sliney, Jr., Glenn V. Batchelder, Catherine L. Farrell and Anne Nolan, will be entitled to certain payments on termination of their employment and, with respect to Mr. Barber, also upon termination of his service as a director, under certain circumstances. In addition, upon the consummation of the Transactions, certain restrictions on and forfeiture provisions relating to 20,000 shares of Common Stock awarded by the Board on June 27, 1995 to Mr. Barber will be terminated. See "THE TRANSACTIONS -- Conflicts of Interest."

RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors of GTI has determined that the Transactions are fair to and in the best interests of the Company and its stockholders and unanimously recommends approval of the Transactions to the Company's stockholders. See "THE TRANSACTIONS -- Background to the Transactions," "-- Reasons for the Transactions," "-- Recommendation of the Board of Directors" and "-- Conflicts of Interests."

THE INVESTMENT AGREEMENT

    Effective Time. The Recapitalization will become effective upon the specified effective date of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware. The Merger will become effective (the "Effective Time") on the day that the Certificate of Merger filed with the Secretary of State of California pursuant to the California Corporations Code (the "California Code") is deemed effective. It is currently expected that, if all conditions to the closing of the Transactions set forth in the Investment Agreement have been met or waived, the Amended and Restated Certificate of Incorporation, and immediately thereafter, the Certificate of Merger, will be deemed effective and the closing of the Transactions (the "Closing") will take place on May 10, 1996 or as soon thereafter as practicable (the "Closing Date"). See "THE INVESTMENT AGREEMENT -- Conditions to Consummation of the Merger."

    Conditions to Closing. The obligations of GTI to effect the Recapital-ization and of GTI, the Merger Subsidiary, Fluor and FDESI to consummate the Merger are subject to certain conditions, including, among others, the approval of the Transactions by the stockholders of GTI in accordance with Delaware Law, the execution and delivery of the Marketing Agreement by Fluor and GTI and the absence of any injunction or other legal prohibition to consummation of the Merger. See "THE INVESTMENT AGREEMENT -- Conditions to the Parties' Consummation of the Merger."

    "No Shop" Provisions. Pursuant to Section 5.4 of the Investment Agreement (the "'No-Shop' Provisions"), GTI has also agreed that from December 11, 1995 until the earlier of the Closing or the termination of the Investment Agreement, the Company and its subsidiaries will not take certain actions to solicit, negotiate or agree to proposals of third parties (other than Fluor) to acquire the Company, except where failure to do so could constitute a violation of the fiduciary duties of the Board to the Company and its stockholders under Delaware Law. See "THE INVESTMENT TO AGREEMENT -- Agreement of GTI Not to Solicit Other Offers."

    Termination. The Investment Agreement may be terminated at any time prior to the Closing (notwithstanding any approval of the Transactions by the stockholders of GTI): (i) by mutual written consent of GTI and Fluor; (ii) by GTI or Fluor if the Closing has not occurred on or before May 31, 1996 (provided that such failure is not caused by the terminating party's failure to fulfill its obligations under the Investment Agreement); (iii) by GTI or Fluor if (a) any law or regulation adopted or amended after December 11, 1995 makes consummation of the Merger or effectiveness of the Option Agreement or Marketing Agreement illegal or prohibited or (b) any final, nonappealable judgment, injunction, order or decree enjoining consummation of such transactions has been entered (provided that the terminating party has used all reasonable efforts to remove such judgment, injunction, order or decree); (iv) by Fluor or by the Company (so long as it complies with the "No-Shop" Provisions of the Investment Agreement) if the Board modifies or withdraws its recommendation to GTI stockholders to approve the Transactions or has recommended to GTI stockholders an Acquisition Proposal (as defined in Section 5.4(b) of the Investment Agreement); (v) by Fluor, so long as it is not in material breach under the Investment Agreement, if a person or group other than Fluor or its affiliates
(a) has made an Acquisition Proposal and GTI shall have commenced discussion with such person or group or (b) has become the beneficial owner of at least 20% of the outstanding Shares; (vi)(a) by GTI or Fluor if GTI stockholders do not approve the Transactions at the Special Meeting, or (b) by Fluor if such meeting is not held prior to May 31, 1996; (vii) by GTI or Fluor if there is a breach by the other party of any representation, warranty, covenant or agreement of the other party which is incurable or has not been cured by May 31, 1996.

    Termination Fee. The Investment Agreement provides that GTI will pay Fluor a termination fee of $3 million, plus up to an additional $750,000 for fees and disbursements actually incurred, upon the termination of the Investment Agreement under the following circumstances: (i) upon termination pursuant to the provisions described in clause (iv) under the heading "Termination" above;
(ii) upon  termination  pursuant to the  provisions  described in clauses (v) or
(vi)(a), provided that (a) an Acquisition Proposal is received prior to or within 60 days after such termination and (b) an Acquisition Proposal involving a business combination with GTI is entered into (or, in the case of a tender or exchange offer, such offer commenced) within twelve months after such termination; and (iii) upon termination pursuant to a breach by GTI described in clause (vii) above if (a) prior to or within 60 days of such termination GTI has entered discussions or negotiations or supplied information to, any third party making an Acquisition Proposal and (b) an agreement respecting an Acquisition Proposal Transactions involving a business combination with GTI shall have been entered into (or, in the case of a tender of exchange offer, such offer commenced) within twelve months after such termination. See "THE INVESTMENT AGREEMENT -- Termination Fee." The termination fee was required by Fluor as a condition of its willingness to enter the Investment Agreement.

    The Option Agreement. Simultaneously with the execution of the Investment Agreement on December 11, 1995, GTI and Fluor entered into an Option Agreement pursuant to which GTI sold to Fluor for a cash payment of $1,650,000 an option (the "Option") to purchase up to 1,366,000 shares of Common Stock (or, if exercised after the Closing under the Investment Agreement, New Common Stock) of the Company at a per share exercise price of $17.00 per share, with the number of shares and exercise price subject to adjustment pursuant to the terms of the Option Agreement. The Option expires on December 11, 1998. See "THE TRANSACTIONS
- -- The Option Agreement."

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Upon the effective date of the Amended and Restated Certificate of Incorporation, GTI's Restated Certificate of Incorporation will be amended to, among other things, authorize 25,000,000 shares of New Common Stock, to effect the Recapitalization, to eliminate the classified Board and to change the Company's name to "Fluor Daniel GTI, Inc." Shares of New Common Stock will be substantially identical to the Shares, except that shares of New Common Stock will have a par value of $.001. See "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION" and "DESCRIPTION OF NEW COMMON STOCK." The Board of Directors of GTI has not assigned a specific value to the New Common Stock to be received by stockholders in the Recapitalization.

AMENDMENTS TO BY-LAWS

    In connection with the Transactions, the By-Laws of the Company are to be amended with respect to various matters, including amendments to Article 2 (Meetings of Stockholders), Article 3 (Directors), Article 4 (Meetings of the Board of Directors), Article 7 (Officers), Article 8 (Resignations, Removals and Vacancies) and Article 15 (Amendments). See "AMENDMENTS TO BY-LAWS."

ELECTION OF DIRECTORS

    The Investment Agreement provides for the election of seven directors to serve on the Company's Board of Directors immediately following the Closing, including GTI's current President and Chief Executive Officer, two of GTI's current independent directors, three members of Fluor management and a third independent director designated by Fluor. Until April 30, 1999, Fluor is obligated to vote its shares of New Common Stock for the election of not more than seven directors and in favor of not less than three independent directors. In addition, until April 30, 1998, Fluor is obligated to vote its shares of New Common Stock for the election of the two current independent directors referenced above. See "ELECTION OF DIRECTORS," and "THE INVESTMENT AGREEMENT -- Certain Restrictions on Fluor and the Company following the Closing."

TREATMENT OF STOCK OPTIONS; AMENDMENTS TO STOCK PLANS

    Pursuant to the terms of the Investment Agreement, promptly after the Closing Date each stock option or other right outstanding under the Company's 1987 Stock Plan and 1995 Director Plan on the Closing Date will be canceled and the holder thereof will receive, in exchange therefor, a substitute option (an "Adjusted Option") to purchase a number of shares of New Common Stock equal to the number of shares of Common Stock subject to such canceled option multiplied by the Adjustment Fraction at a per share exercise price equal to the per share exercise price of such canceled option divided by the Adjustment Fraction. Any Adjusted Option will be subject to the same terms and conditions (other than number of shares and exercise price) as the option for which it is exchanged, including the terms relating to vesting (treating such Adjusted Options as if they were granted at the same time as the options for which they were exchanged) and the conditions relating to exercise. In order to implement the above disposition of options, certain amendments will be required to GTI's 1987 Stock Plan and 1995 Director Plan. The 1995 Director Plan will also be amended so that employees of the Company's affiliates (which, following the Closing, would include Fluor) will not be eligible to receive options under that plan. The 1986 Purchase Plan will be amended so that no adjustments to outstanding options will be made in the Recapitalization. See "THE INVESTMENT AGREEMENT -- Treatment of Stock Options" and "AMENDMENTS TO STOCK PLANS."

OPINION OF FINANCIAL ADVISOR

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has acted as financial advisor to GTI in connection with its consideration of the Transactions. DLJ has provided to the Company's Board of Directors a written opinion, dated March 27, 1996, confirming an earlier written opinion dated December 11, 1995, to the effect that, as of the date thereof, based upon and subject to the provisions set forth in such opinion, the consideration to be received by the Company and its stockholders pursuant to the Transactions, as a whole, is fair from a financial point of view to the Company and its stockholders. THE FULL TEXT OF THE MARCH 27, 1996 OPINION OF DLJ IS SET FORTH IN ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY. See "THE TRANSACTIONS -- Opinion of Financial Advisors."

MARKET PRICES

    The Shares have been listed and traded on the NNM under the symbol "GWTI" since July 24, 1986. The following table sets forth certain information as to the reported high and low bid quotations as reported on the NNM of the Common Stock for the calendar quarters set forth.


                                                   1996               1995              1994
                                                   ----               ----              ----
                                              HIGH      LOW      HIGH      LOW     HIGH      LOW
                                              ----      ---      ----      ---     ----      ---
First Quarter                               $ 13.25   $11.625   $15.00   $11.50   $16.25   $12.38
Second Quarter                               13.625     11.75    13.25    11.50    13.75    11.00
Third Quarter                                 19.25     12.25    15.25    11.75    15.00    11.00
Fourth Quarter                                  N/A       N/A    15.50    12.00    15.75    12.75

    On November 30, 1995, the last full trading day prior to the announcement that GTI and Fluor were engaged in discussions regarding an investment by Fluor in exchange for a majority interest in the Company, the closing sale price per share of Common Stock, as reported on the NNM was $14. On December 11, 1995, the last full trading day prior to the announcement of the execution of the Investment Agreement, the closing sale price per share of Common Stock, as reported on the NNM was $14.75. On April 1, 1996, the last full trading day for which quotations were available at the time of printing this Proxy
Statement/Prospectus, the closing sale price per share of Common Stock as reported on the NNM was $13.625.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR THE SHARES.

    As of the Record Date, there were 1,092 holders of record of Shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    In general, GTI stockholders exchanging shares of Common Stock for shares of New Common Stock in the Recapitalization will recognize capital gain equal to the lesser of (i) the excess, if any, of the sum of the fair market value of the New Common Stock plus the cash received over the tax basis of such stockholder's Common Stock and (ii) the cash received. Stockholders generally will not recognize any loss on the exchange. The tax basis of the New Common Stock received in the Recapitalization generally will be the stockholder's basis in the Common Stock decreased by the cash received and increased by the amount of gain recognized. Stockholders will recognize gain or loss on cash payments in lieu of a fractional share of New Common Stock equal to the difference, if any, between such stockholder's adjusted basis in the fractional share and the amount of cash received for that fractional share. See "THE TRANSACTIONS -- Certain Federal Income Tax Consequences."

SELECTED HISTORICAL FINANCIAL DATA

    The following table sets forth historical consolidated financial data for GTI for each of its last five fiscal years as well as for the nine months ended January 27, 1996 and January 28, 1995. The selected historical consolidated financial data for GTI for the five year period shown below has been derived from the audited consolidated financial statements of GTI. The five year and nine month periods reflect restatements due to discontinued manufacturing and laboratory operations. In the opinion of management, adjustments necessary to present fairly the financial position and results of operations at January 27, 1996 and January 28, 1995 have been made. The historical data are not necessarily indicative of results to be expected after consummation of the Merger and should be read in conjunction with the consolidated financial statements and notes thereto of GTI incorporated herein by reference.

              SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       FISCAL YEAR ENDED                          NINE MONTHS ENDED
                                                       -----------------                          -----------------
                                    APRIL 27,    MAY 2,     MAY 1,    APRIL 30,   APRIL 29,   JANUARY 28,    JANUARY 27,
                                      1991        1992       1993        1994        1995         1995          1996
                                      ----        ----       ----        ----        ----         ----          ----
Gross revenue                       $147,369    $179,473   $161,120    $157,749    $178,280     $133,036      $128,881
Net revenue                           98,644     123,258    108,145      98,349     109,197       52,963        79,604
Net income                             6,998      10,428      6,689       2,607       5,437        3,597         2,360
Earnings per share                      0.88        1.31       0.86        0.35        0.77         0.51          0.34
Total assets                         108,301     124,205    121,108     112,926     120,745      115,134       119,634
Stockholders' equity                $ 89,549    $100,976   $101,098    $ 93,650    $ 96,770     $ 95,626      $ 99,732
Shares used to compute earnings per
  common share                         7,980       7,931      7,779       7,458       7,050        7,085         7,042

- --------

1 Gross revenue, net revenue, net income and earnings per share amounts for fiscal 1991, 1992 and 1993 have been restated to exclude discontinued manufacturing operations.

2 Gross revenue, net revenue, net income and earnings per share amounts for all periods presented have been restated to exclude discontinued laboratory operations.

3 Fiscal 1994 amounts include a first quarter restructuring and consolidation charge of approximately $5,000,000 before the provision for taxes.

4 In August 1993, the Board of Directors authorized the Company to repurchase an aggregate of 2,173,500 shares of its common stock periodically through open market purchases or privately negotiated transactions.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following table presents summary unaudited pro forma consolidated financial information of the Company ("Fluor Daniel GTI, Inc." after the Transactions) for the year ended April 29, 1995 and the nine months ended January 27, 1996, giving pro forma effect to the (i) conversion of each share of Common Stock outstanding at each period end into $8.62 in cash and .5274 of a share of New Common Stock, (ii) the issuance and sale of 4,400,000 shares of New Common Stock to Fluor in exchange for all outstanding shares of FDESI and $33.35 million in cash, (iii) the issuance and sale of the Option to Fluor for $1.65 million, (iv) certain costs incurred in connection with the Transactions, (v) amortization of goodwill and (vi) discontinued laboratory operations. The Merger has been accounted for as a reverse acquisition of GTI by FDESI. For additional assumptions reflected in the following table, see "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

    The summary unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the transactions described in the preceding paragraph in fact occurred on such date, or to project the Company's financial position or results of operations for any future date or period.

    The summary unaudited pro forma consolidated financial information should be read in conjunction with the 1995 financial statements of FDESI and the notes thereto included in this Proxy Statement/Prospectus and the 1995 consolidated financial statements of GTI and the notes thereto incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE" and "UNAUDITED PRO FORMA FINANCIAL INFORMATION."

                        SUMMARY UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL INFORMATION OF
                          FLUOR DANIEL GTI, INC.
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                    YEAR ENDED APRIL 29, 1995
                                                                                    -------------------------
                                                                                  GTI       FDESI     PRO FORMA
                                                                                ACTUAL     ACTUAL    CONSOLIDATED
                                                                                ------     ------    ------------
INCOME STATEMENT DATA:
   Total revenues                                                              $178,280    $35,425     $213,705
   Net income                                                                  $  5,437    $   656     $  5,002
   Earnings per share                                                          $   0.77     --         $   0.62


                                                                               NINE MONTHS ENDED JANUARY 27, 1996
                                                                               ----------------------------------
                                                                                  GTI       FDESI      PRO FORMA
                                                                                 ACTUAL     ACTUAL   CONSOLIDATED
                                                                                 ------     ------   ------------
INCOME STATEMENT DATA:
   Total revenues                                                               $128,881   $26,319     $155,200
   Net income                                                                   $  2,360   $   489     $  2,102
   Earnings per share                                                           $   0.34     --        $   0.26
BALANCE SHEET DATA:
   Total assets                                                                 $119,634   $ 5,453     $104,072
   Stockholders' equity                                                         $ 99,732   $ 4,559     $ 81,276
OTHER DATA:
   Book value per share                                                         $  14.32     --        $  10.07

DILUTION OF VOTING POWER

    The following table sets forth the percentage of outstanding voting power of nonaffiliated stockholders of the Company and affiliated stockholders of the Company (a) on an actual basis as of March 20, 1996 and (b) on a pro forma basis, giving effect to the Recapitalization and the issuance to Fluor of shares of New Common Stock in the Merger, as if the Transactions had occurred on March 20, 1996. For purposes of the table "affiliated stockholders" include all directors and executive officers of the Company and, in the case of the pro forma calculation, Fluor.


                                                                          PERCENTAGE OF
                                                                           OUTSTANDING    PERCENTAGE OF
                                                                           VOTING POWER     PRO FORMA
                                                                              BEFORE       OUTSTANDING
                                                                           TRANSACTIONS    VOTING POWER
                                                                           ------------    ------------
Nonaffiliated Stockholders                                                     96.0%           43.7%
Affiliated Stockholders                                                         4.0%           56.3%

                                  RISK FACTORS

    The following risk factors should be considered by stockholders in considering whether to approve the Transactions. For periods following consummation of the Transactions, references to the "Company" should be considered to refer to GTI and its subsidiaries, including FDESI, unless the context otherwise requires. These factors should be considered in combination with the other information included and incorporated by reference in this Proxy Statement/Prospectus.

    UNCERTAINTY OF GOVERNMENT MARKET FOR ENVIRONMENTAL SERVICES. One of the bases for the Company's affiliation with Fluor is the potential for growth of the Company through further penetration into the market for environmental services, particularly services for the federal government. The Company will seek to achieve further penetration into government market in substantial part through the Merger with FDESI whose primary federal clients are the United States Department of Defense and the United States Environmental Protection Agency. The size of the government market and the extent of that market's demand for environmental services is subject to change based on, among other factors, legislative and regulatory developments and budget and spending decisions of governmental bodies. There can be no assurance that the demand for environmental services in the government market will achieve or remain at levels that will permit the Company to grow by penetration of such market, through the Merger or otherwise, and any reduction in the size of the government market could have an adverse effect on the Company's financial condition and operating results and the market price of the Company's stock.

    DIFFICULTY OF IMPLEMENTING MARKETING STRATEGY. Growth of the Company through further penetration of the environmental services market, particularly services for the federal government, is dependent upon the Company's ability to realize the benefits of the relationship with Fluor contemplated by the Marketing Agreement and the integration of FDESI with GTI. Substantial attention and a high level of coordination from management of both the Company and Fluor will be required to realize the anticipated benefits of the relationship. Further, the attention and resources devoted by Fluor to the implementation and realization of the potential benefits of the relationship are not within the control of the Company, and there can be no assurance that Fluor will either devote the necessary attention and resources to successfully implement the Marketing Agreement or that it will perform its obligations under the Marketing Agreement. The diversion of the attention of the Company's management from other aspects of the Company's business, and any difficulties encountered in the implementation process, could have an adverse impact on the revenues and operating results of the Company. There can be no assurance that the anticipated benefits of the relationship will be realized, or that the results of operations and financial condition of the Company after becoming affiliated with Fluor will be superior to what would have been achieved by GTI were the Transactions not consummated.

    DETERRENCE OF POTENTIAL CUSTOMERS. The Company anticipates that its close affiliation with Fluor could deter other large engineering and construction firms that compete with Fluor from retaining the Company as a subcontractor or teaming partner for projects requiring environmental services. There can be no assurance that the results of operations and financial condition of the Company after becoming affiliated with Fluor will be superior to what GTI would have achieved absent such affiliation and its deterrent effect on potential customers.

    DEPENDENCE ON KEY PERSONNEL. The Company's success after the Transactions is dependent on its ability to attract and retain qualified scientific, management, marketing and other personnel, for which competition is intense. It is possible that the changes brought about by the Transactions may cause key employees of the Company and FDESI to leave the Company's employ, which could have an adverse effect on the Company's business. In particular, the Company believes that the loss of the services of one or more members of senior management could have a material adverse effect on the Company's business and future operations. There can be no assurance that the Company will be able to retain its current senior management or other personnel or attract and retain other qualified personnel necessary for operation and growth of its business.

    REDUCTION IN CAPITAL RESOURCES. Of the approximately $60 million in cash payments to be made to the Company's stockholders, the Company will contribute approximately $27.5 in cash (with the remaining amount to come from Fluor). As a result, the Company's available capital resources will be significantly reduced and the Company may be required to seek additional financing to fund its business operations, capital expenditures and any expansion of its business. The Company may seek to raise such additional capital through short- or long-term debt financing or equity financing. There can be no assurance that additional capital will be available on terms acceptable to the Company and any such financings may result in dilution to existing stockholders of the Company.

    CONTROL BY FLUOR; POSSIBLE ANTI-TAKEOVER EFFECTS. Upon consummation of the Transactions, Fluor will own approximately 55% of the outstanding New Common Stock of the Company. As a result, Fluor will hold the voting power to approve all matters requiring stockholder approval and, upon the termination or waiver of certain provisions respecting the voting of Fluor's shares of New Common Stock on April 30, 1999, Fluor will be able to elect the entire Board of Directors of the Company. Consequently, Fluor will have significant influence over the affairs of the Company, including major corporate transactions such as change of control transactions. The effects of Fluor's voting power could include the delay or prevention of the offer, negotiation or consummation of a change of control transaction in which consideration would be paid to the Company's other stockholders. See "DILUTION OF VOTING POWER."

    REDUCTION IN PUBLIC FLOAT. As a result of the Transactions, the number of shares of publicly traded stock of the Company owned by non-affiliates will be substantially reduced. There can be no assurance that, given such reduction, a trading market for the New Common Stock as active as that for the Common Stock will develop or be sustained, or that the market price of the New Common Stock will not decline below the market price of the Common Stock prior to the Transactions.

    DILUTION. The issuance of shares of New Common Stock to Fluor pursuant to the Merger will have the effect of reducing the Company's income per share unless and until revenue growth and other business synergies sufficient to offset the effect of such issuance can be achieved. There can be no assurance that any such revenue growth or other business synergies will be achieved. A reduction in the Company's income per share could result in a decline in the market price of the New Common Stock.

                              GENERAL INFORMATION

    This Proxy Statement/Prospectus is furnished to stockholders of GTI in connection with the solicitation of proxies by and on behalf of the Board of Directors of GTI for use at the Special Meeting to be held at 9:30 a.m., local time, on Friday, May 10, 1996 at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts, and any adjournment or postponement thereof. This Proxy Statement/Prospectus and the related form of Proxy are first being mailed to stockholders of GTI on or about April 5, 1996.

PURPOSE OF SPECIAL MEETING

    At the Special Meeting, the stockholders of GTI will be asked to consider and vote upon the Transactions. Approval of the Transactions will constitute (i) approval of the Amended and Restated Certificate of Incorporation, (ii) approval of the issuance of shares of New Common Stock to Fluor in the Merger, (iii) approval of amendments to the By-Laws, (iv) election of the nominees to the Board of Directors and (v) approval of the treatment and disposition of stock options under, and certain amendments to, GTI's existing employee and director stock option plans and employee stock purchase plan. If the Transactions are approved and consummated, the size of GTI's Board of Directors will be increased from four to seven members, including GTI's current President and Chief Executive Officer, two of GTI's current independent directors, three members of Fluor management and a third independent director designated by Fluor.

    Pursuant to the Investment Agreement, each issued and outstanding Share will be converted into the right to receive $8.62 in cash and .5274 of a share of New Common Stock, and immediately thereafter, Merger Subsidiary will be merged with and into FDESI, with FDESI being the surviving corporation. In the Merger, Fluor will make a cash payment of $33.35 million, the shares of common stock of FDESI held by Fluor will be converted into the right to receive an aggregate of 4,400,000 shares of New Common Stock of GTI such that Fluor will own approximately 55% of the equity of the Company outstanding following the Merger, and FDESI will become a wholly-owned subsidiary of the Company. See "THE INVESTMENT AGREEMENT -- The Recapitalization" and "-- The Merger." Subject to the fulfillment or waiver of the conditions set forth in the Investment Agreement, the Merger and Recapitalization are expected to become effective as soon as practicable following approval of the Transactions by the Company's stockholders.

    The Special Meeting will also be held for the purpose of transacting such other business, if any, as may properly come before the Special Meeting.

RECORD DATE; VOTING RIGHTS; PROXIES

    The Board of Directors of GTI has fixed the close of business on March 20, 1996 as the Record Date for determining holders of outstanding Shares entitled to notice of and to vote at the Special Meeting. Only holders of Shares of record on the books of the Company at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. As of the Record Date there were 6,970,701 Shares issued and outstanding, each of which entitles the holder thereof to one vote. All shares of Common Stock entitled to vote and represented by properly executed proxies will, unless such proxies have been previously revoked, be voted. If instructions are indicated on any such proxy, such shares shall be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES WILL BE VOTED (1) FOR APPROVAL OF THE TRANSACTIONS, WHICH SHALL CONSTITUTE APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, THE ISSUANCE OF NEW COMMON STOCK TO FLUOR IN THE MERGER, THE AMENDED BY-LAWS, THE ELECTION OF THE BOARD AND OF THE TREATMENT AND DISPOSITION OF STOCK OPTIONS OUTSTANDING UNDER, AND AMENDMENTS TO, THE COMPA-NY'S EXISTING EMPLOYEE AND DIRECTOR STOCK OPTION PLANS AND EMPLOYEE STOCK PURCHASE PLAN IN CONNECTION WITH THE TRANSACTIONS AND (2) IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE SPECIAL MEETING. GTI does not know of any matters, other than as described in the Notice of Special Meeting, that are to come before the Special Meeting. If any other matter or matters are properly presented for action at the Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by signing and returning a later dated proxy, or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy. Under the Company's Restated Certificate of Incorporation and By-laws, abstentions and "non-votes" will have the same effect as a vote "against" the Transactions. A "non-vote" will occur in the event that a nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner with respect to the proposal to approve the Transactions.

SOLICITATION OF PROXIES

    GTI will bear the cost of solicitation of proxies on behalf of the Board of Directors. In addition to soliciting proxies by mail, directors, officers and employees of GTI, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies in connection with the Special Meeting for a fee estimated at $5,000 plus reimbursement of specified out-of-pocket expenses.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the outstanding Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

REQUIRED VOTE

    The approval of the Transactions, which shall constitute approval of the Amended and Restated Certificate of Incorporation, the issuance of New Common Stock to Fluor in the Merger, the amendments to the Company's ByLaws, the election of directors and the treatment and disposition of outstanding options and rights under, and amendments to, the Company's existing employee and director stock option plans and employee stock purchase plan, will require the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote thereon. With respect to the Transactions, each Share will be entitled to one vote.

    As of the Record Date, 278,525 Shares (representing approximately 4% of the outstanding Shares) were beneficially owned by directors and executive officers of the Company (excluding options and warrants to purchase Shares in the future). Each of the directors and executive officers has indicated to the Company individually that all Shares owned by such persons are intended to be voted for approval of the Transactions.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF GTI. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                THE TRANSACTIONS

    In July 1995 Walter C. Barber, GTI's Chairman and Chief Executive Officer, was approached by David L. Myers, President of Fluor's Environmental Services Operating Company ("Fluor ESOC"), regarding a possible relationship between the companies to jointly approach the environmental services market. Mr. Barber and Mr. Myers, along with David Backus, Vice President -- Commercial of Fluor ESOC, and John A. Rasile, Vice President -- Strategic Programs of Fluor ESOC, had met in June 1995 to review GTI's and Fluor's joint proposals for specific work with the government, and discussed each company's plans in the environmental services marketplace. GTI had an interest in the possibility of working with a company such as Fluor on a broader basis because the Company had previously made the strategic decision to diversify more aggressively into the government and industrial markets, and viewed a relationship with a large engineering and construction firm as beneficial for that strategy. The companies entered into a Confidentiality Agreement, and Fluor was provided with certain non-public information. As described more fully below, the companies engaged in a series of discussions and negotiations that resulted in the Investment Agreement being approved by the Board of Directors on December 11, 1995.

GTI'S STRATEGIC PLANNING

    In the late 1980s and through 1991, GTI experienced growing demand for its environmental assessment and remediation services. The Company opened offices across the United States and in several foreign countries to serve customers. During that period of growth, the Company was largely dependent on customers in the retail petroleum industry, which was required to take measures to test and replace underground storage tanks and to remediate sites where leaks had occurred. In 1990, the Company made the decision to diversify into the government market in anticipation of the growing demand for remediation services by the public sector. In response to subsequent fundamental changes in the environmental remediation marketplace, particularly the substantial reduction in demand for services by retail petroleum customers, the Company conducted a review of its strategy in 1992.

    As a result of its strategic planning, the Company decided to continue with its core business of providing environmental services related to soil and groundwater remediation, but to further diversify into government and industrial markets so that its customer base would roughly equate with the proportions of the total market for soil and groundwater remediation services being purchased by those customers. The Company further decided to divest several of its non-core businesses, namely drilling services and equipment sales and rentals. The Company also determined to pursue teaming opportunities for specific projects to strengthen its position in the government and international markets.

    Between 1992 and 1995, GTI made significant progress implementing its strategic plan. The Company sold its drilling operations and equipment manufacturing business, and, after discussing a number of alternative teaming arrangements, the Company sold its other non-core business, the analytical laboratories, in December 1995. During this period the Company focused on significantly shifting its business toward the government and industrial markets, which it accomplished through a combination of internal growth and two acquisitions. The Company also continued to pursue teaming arrangements for specific projects in the government and international businesses.

    By 1995 two other changes in the market had become apparent to the Company's management. The government market had begun to indicate a preference for awarding substantial work to single source providers rather than the prime contractor/subcontractor relationships which prevailed between 1990 and 1994. Although the Company's efforts to serve as a subcontractor to the larger engineering and construction firms had been successful during the earlier period, the Company believed that to participate substantially in the government and industrial markets in the future, it would require substantial increases in program management capabilities. In addition, customers in the industrial markets were moving from the assessment phase of their environmental projects into the remediation phase. In this next phase of the environmental projects, substantial resources in engineering and construction capabilities would be required. Given these changes, GTI decided to explore potential joint marketing and other similar relationships on a project-by-project basis to access the program management and engineering and construction capabilities of other firms, which are needed to support growth in business with government and industrial customers. The proposed investment by and marketing agreement with Fluor, the Company believes, provides an excellent opportunity to aggressively pursue the government and industrial markets, and to better access the international markets, as well.

BACKGROUND TO THE TRANSACTIONS

    Mr. Barber and Mr. Myers, along with Mr. Backus and Mr. Rasile, met in June 1995 to review GTI's and Fluor's joint proposals for specific work with the government, and discussed each company's plans in the environmental services marketplace. In July 1995 Mr. Myers contacted Mr. Barber regarding the benefits of the companies working together to approach the environmental services market. GTI provided Fluor with certain limited non-public information, and in August Mr. Barber, Mr. Myers and Mr. Rasile met again, at which time Fluor expressed an interest in possibly acquiring a significant equity position in the Company, but did not provide a proposal.

    In September 1995 Fluor requested a meeting with GTI to present a proposal. The Company engaged Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisor in connection with a possible transaction with Fluor. At the meeting Fluor proposed acquiring a majority equity interest in GTI in exchange for cash and the outstanding shares of FDESI, in a transaction that would include a distribution of GTI's existing cash to its stockholders. Fluor also proposed to purchase an option for 1,366,000 shares of the Company's Common Stock. Mr. Myers, Mr. Rasile, Victor L. Prechtl, Vice President and Controller of Fluor, and Raymond M. Bukaty, Senior Counsel of Fluor, and a representative of Fluor's financial advisor presented the proposal to Mr. Barber, Robert E. Sliney, Jr., Vice President and Chief Financial Officer, Glenn V. Batchelder, Vice President of Sales and Marketing, Allan S. Bufferd, Director of GTI, and a representative of DLJ. After the Fluor presentation, GTI conferred with DLJ and determined that the financial aspects of the initial proposal were inadequate. After DLJ and Fluor's financial advisor further discussed the proposal, Fluor revised its proposal to GTI, which formed the basis for further discussions between the companies.

    Between October 26 and November 10, 1995, management of GTI and Fluor held a series of intensive meetings to develop and validate a business plan for the joint pursuit of environmental services business primarily with customers in the government and industrial markets. Senior managers involved in various meetings on behalf of GTI were Mr. Barber; Mr. Sliney; Mr. Batchelder; Frank J. Gorry, Vice President and General Manager of the National Industrial Division; J. Steven Paquette, Vice President, and President of Groundwater Technology Government Services, Inc., a subsidiary of the Company; and Richard A. Brown, Vice President of Remediation Technology. Senior managers involved in these meeting on behalf of Fluor's Environmental Services Operating Company were Mr. Myers; Mr. Rasile; Mr. Backus; Zenaido Quintana, Vice President -- Commercial Sales and Marketing of Fluor ESOC; Rhonnie L. Smith, Vice President -- Federal of Fluor ESOC; and Stan Kimmel, Vice President -- Technology of Fluor ESOC. The companies prepared forecasts, developed a preliminary operating structure that included Mr. Myers as Chairman, Mr. Barber as President and Chief Executive Officer and Mr. Smith as Vice President and General Manager of Government Operations, and reviewed integration issues related to human resources
(principally differences in benefits provided by GTI and FDESI), federal government operations (principally organizational staffing of the combined operations of GTI and FDESI) and marketing (principally differences between GTI and Fluor in the ways the organizations market environmental services to their respective customers). At the same time, the companies engaged in substantial "due diligence" investigations and explored various legal and accounting issues associated with alternative means of structuring the Transactions. Based upon the perceived potential benefits of an investment by Fluor and the results of initial meetings between management of the two companies, the Board concluded that it was in the best interests of GTI's stockholders to continue to explore a possible investment by Fluor and authorized the execution of a letter on November 2, 1995 requested by Fluor that provided the Company would not solicit any business combination or acquisition from a third party until December 31, 1995, but afforded the opportunity to other companies to make acquisition proposals to GTI.

    Between November 14 and December 11, 1995, the companies conducted intensive negotiations of the terms of Fluor's revised proposal, which negotiations ultimately resulted in the Investment Agreement, the Option Agreement and the Marketing Agreement. Negotiations focused upon the determination of a valuation of FDESI, on Fluor's ownership percentage of the New Common Stock of the Company, on corporate governance issues that would provide protections for the minority stockholders of the Company for a period after the Transactions, and on the payment for and exercise price of the Option. Other major issues were the termination provisions, the fee and expense reimbursement provisions, and indemnification by Fluor for certain matters covering FDESI. On December 1, 1995, GTI and Fluor each issued a press release which stated the parties were engaged in discussions regarding a substantial investment by Fluor in exchange for a majority interest in the Company, which would include a distribution of cash to GTI's stockholders.

    The negotiations involved, at various times, members of GTI's and Fluor's respective management and the parties' legal and financial advisors. At the end of negotiations, the parties agreed to a proposal that would result in Fluor holding approximately 55% of the Company's outstanding New Common Stock after the Recapitalization and Merger, and the holders of all of the Company's outstanding Shares immediately prior to the Recapitalization and Merger would hold approximately 45% of the Company's New Common Stock and would receive an aggregate of approximately $60 million in the Recapitalization. At December 11, 1995, 6,962,196 Shares were outstanding. Accordingly, at December 11, 1995, an aggregate of 4,400,000 shares of New Common Stock were to be issued to Fluor and approximately 3,671,860 shares of New Common Stock were to be issued to the holders of the Company's outstanding Shares, representing a ratio of .5274 of a share of New Common Stock for each outstanding share of Common Stock, immediately upon consummation of the Transactions.

    In reviewing alternative structures to provide Fluor with majority interest in the Company in a transaction that would involve distributing GTI's cash to its stockholders as proposed by Fluor, the Board considered several factors. Among the factors considered was the desire to simplify as much as possible the transactions, given that Fluor offered a combination of cash and shares of FDESI as consideration for the majority interest in GTI and given the desire of the parties to distribute the Company's cash to its stockholders. In addition, the Board considered it important to obtain more favorable capital gains treatment instead of ordinary income treatment for the stockholders given that cash would be distributed to the Company's stockholders. The Board also believed it was desirable to treat all stockholders equally in the distribution of cash and in providing an opportunity to continue to participate in the long-term prospects of the Company following the transactions. To meet these objectives, the parties agreed upon the Recapitalization and Merger.

    The parties were also involved in intensive negotiations regarding issues of corporate governance. The Board recognized that the Company's stockholders prior to the Transactions would hold less than a majority of the New Common Stock outstanding after the Transactions, and accordingly the Company negotiated for provisions in the Investment Agreement that, until April 30, 1999, certain transactions between the Company and Fluor, as well as the sale of New Common Stock held by Fluor, be approved by a majority of independent Board members in the exercise of their fiduciary responsibilities. See "THE INVESTMENT AGREEMENT
- -- Certain Restrictions on Fluor and the Company following the Closing."

    On December 8, 1995, the Board of Directors convened to review the Investment Agreement and related agreements. The Board of Directors had previously convened formally on November 13 and 21, 1995 to discuss the status of negotiations and to review terms of the Merger under negotiation and the Recapitalization. At the December 8 meeting, DLJ made a presentation to the Board with respect to its financial analysis of the proposed Transactions and indicated that it was prepared to deliver an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Company and its stockholders, pursuant to the Transactions, as a whole, subject to satisfactory completion of the negotiation of definitive agreements for the Transactions. The written opinion of DLJ was delivered to the Board of Directors on December 11, 1995 and subsequently confirmed in writing as of March 27, 1996. See "Opinion of Financial Advisor." A copy of the March 27, 1996 opinion of DLJ is attached as Annex B and should be read in its entirety.

    The Board of Directors reconvened on December 11, 1995 and, based upon the recommendation of management, the results of legal and accounting due diligence, the written opinion of DLJ confirming its prior oral opinion, and the terms of the Investment Agreement, approved the Investment Agreement, the Option Agreement and the Recapitalization and determined to recommend that the stockholders vote for the approval and adoption of the Investment Agreement and the Recapitalization and Merger. The Investment Agreement and Option Agreement were then executed by the parties on the evening of December 11, 1995, and GTI and Fluor each announced the Transactions on the morning of December 12, 1995.

GTI'S REASONS FOR THE TRANSACTIONS; RECOMMENDATION OF THE BOARD OF DIRECTORS

    By unanimous vote at the December 11 meeting, the Company's Board of Directors approved the Investment Agreement and the transactions contemplated thereby (including the Recapitalization and Merger) and the Option Agreement, and determined that such transactions are fair to and in the best interests of GTI and its stockholders. Each member of the Board of Directors has indicated that he intends to vote all Shares that he owns in favor of the Transactions. The Board of Directors unanimously recommends that stockholders vote for approval of the Transactions.

    The Board believes that the Transactions with Fluor provide a unique opportunity for GTI and that it is consistent with the Company's strategy. See "GTI'S STRATEGIC PLANNING."

    First, the Board believes that the $8.62 in cash and .5274 of a share of New Common Stock to be received by stockholders pursuant to the Recapitalization in respect of each of their Shares, as negotiated by the parties, allows stockholders to realize an immediate return on their investment in GTI at a fair price. The Transactions represent an $8.62 per Share cash payout against an approximately $13.11 per share 90-day average pre-December 1 announcement trading price and permits stockholders to retain a substantial equity interest in GTI in the form of the shares of New Common Stock. In this regard, the Board views the Transactions as, in effect, a means for stockholders to sell approximately 47% of their shares for cash at an effective price of approximately $18.25 per share (calculated by dividing $8.62 to be paid per Share by the .4726 of each Share to be relinquished in the Recapitalization) and to retain (after taking into account the issuance of New Common Stock to Fluor) ownership of 45% of the Company's outstanding capital stock. The Board also took into account, however, that no assurances can be given that the value of the equity interest in GTI retained by stockholders following the Transactions will equal the consideration received by stockholders in respect of the portion of their equity interest in GTI which is in effect sold by them in the Recapital-ization, and also took into account that the voting power of GTI's existing stockholders will, as a result of the acquisition of approximately 55% of the equity of the Company by Fluor pursuant to the Merger, be substantially diluted compared to that currently held by GTI's existing stockholders.

    Second, the Board considers it important that the current stockholders will have the opportunity to continue to participate in the long-term prospects of the Company following the Transactions. As indicated below, the Board believes that such prospects will be significantly enhanced as a result of the affiliation with Fluor. Given the dilution in the voting power of GTI's existing stockholders, the Board took into account that the corporate governance provisions of the Investment Agreement which were designed to protect the interests of minority stockholders following the Transactions. The Board was aware that the reduced public float of the New Common Stock could also function as a limit on the potential value of stockholders' continuing investment in GTI. At the same time, the Board also took into account the corporate governance provisions of the Investment Agreement that, subject to approval by the independent members of the Board of Directors, restrict the ability of Fluor to acquire the balance of the equity interest in the Company until April 30, 1999. See "THE INVESTMENT AGREEMENT -- Restrictions on Fluor and the Company following the Closing."

    Third, the Board believes that the arrangements provided by the corporate governance provisions of the Investment Agreement will help to alleviate potential disruptions in the Company and the operation of its business due to the new ownership structure. This will enable GTI's management to focus more completely on realizing the potential benefits of the affiliation with Fluor, and thus will serve the interests of its stockholders.

    Fourth,  the  affiliation  of GTI  with  Fluor  that  will  result  from the
Marketing Agreement will provide access to Fluor's worldwide marketing, engineering and construction, and program management resources, and thereby better enable the Company to penetrate potential markets and, more generally, to respond to the competitive challenges posed by current and anticipated developments in the environmental services market. GTI will serve as the preferred supplier for environmental assessment, permitting and remediation services to Fluor and its affiliates worldwide. The Board recognized, however, that there were no assurances provided in the Marketing Agreement. See "THE MARKETING AGREEMENT."

    The Board also considered the possibilities of other opportunities for a strategic alliance that would serve the Company's strategic plan, using the Company's cash and without incurring debt. The Board believes that using substantial debt to finance growth is risky given the uncertainties of the environmental services market. In its deliberations the Board also considered a number of potential disadvantages which might result from the investment by Fluor, including the increased management time required to create the synergies anticipated between the two companies, the potential for fewer teaming opportunities with other engineering and construction firms that compete with Fluor, and risks involved in assignment of contracts from FDESI. After discussions led by management, the Board concluded that these potential disadvantages had been adequately addressed. Finally, the Board also considered the opinion of DLJ that the consideration to be received by the Company and its stockholders pursuant to the Transactions, as a whole, is fair from a financial point of view to the Company and its stockholders. See "OPINION OF FINANCIAL ADVISOR."

    In view of the variety of factors considered by the Board in connection with its evaluation of the Transactions, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

OPINION OF FINANCIAL ADVISOR

    In its role as financial advisor to GTI, DLJ was asked by GTI to render an opinion to the Board of Directors of GTI as to the fairness, from a financial point of view, of the consideration to be received by the Company and its stockholders, pursuant to the Transactions, as a whole. On December 11, 1995, DLJ issued to the Board its written opinion subsequently confirmed in writing as of March 27, 1996 (the "DLJ Opinion") that, based upon and subject to the provisions set forth in such opinion, the consideration to be received by the Company and its stockholders pursuant to the Transactions, as a whole, is fair from a financial point of view to the Company and its stockholders. The DLJ Opinion addresses fairness to the Company as well as the stockholders because part of the consideration for the Transactions will be received directly by the Company (namely, all of the shares of FDESI and the Marketing Agreement) with the value being received indirectly by the stockholders in the form of their equity interest in the newly constituted company, Fluor Daniel GTI, Inc.

    THE FULL TEXT OF THE WRITTEN OPINION OF DLJ, DATED MARCH 27, 1996, IS ATTACHED HERETO AS ANNEX B. GTI STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY DLJ IN CONNECTION WITH SUCH OPINION.

    The Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm and because the principals of DLJ have substantial experience in the environmental services industry and are familiar with GTI and its businesses. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Special Meeting nor does it constitute an opinion as to the price at which the GTI Common Stock will actually trade at any time. The Transactions were negotiated at arms-length by GTI and Fluor, and DLJ did not, and was not requested by the Board to, make any recommendation as to the form or amount of consideration to be paid by Fluor in the Transactions. No restrictions or limitations were imposed by GTI upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. GTI did not authorize DLJ to solicit, and DLJ did not solicit, any third party indications of interest in a purchase of, or business combination with, GTI.

    In arriving at its opinion, DLJ reviewed the Investment Agreement, the Option Agreement and the Marketing Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it or on behalf of GTI and Fluor, including information provided during discussions with their respective managements, and (i) consolidated financial statements and other information of GTI for the fiscal years 1993 through 1995 and for the interim periods ending January 28 and January 27, respectively, for the fiscal years 1995 and 1996 and (ii) consolidated financial statements and other information of FDESI for the year ended April 30, 1995 and the nine months ended January 31, 1996. Included in the information provided were certain financial projections for GTI and GTI and FDESI combined for the years ended April 1997 to 2006 prepared by the managements of GTI and Fluor. In addition, DLJ examined the impact of the Transactions on earnings per share of GTI taking into account, among other things, the operating synergies expected to result from the Transactions, as prepared by the respective managements of GTI and Fluor; compared certain financial and securities data of GTI with selected companies whose securities are traded in public markets; reviewed the historical stock prices and trading volumes of GTI Common Stock; reviewed prices and premiums paid in certain other selected business combinations; performed a discounted cash flow analysis of GTI and valued the incremental contribution of the Transactions to GTI. DLJ also reviewed with the managements of GTI and Fluor the assumptions on which its analyses were based and other factors, including historical and projected financial results of such companies. DLJ also conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

    In rendering the DLJ Opinion, DLJ relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, and that was provided to it by the Company and Fluor, or their respective representatives, or that was otherwise reviewed by it. With respect to the financial projections supplied to DLJ, it assumed that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the Company and Fluor as to the future operating and financial performance of the Company following the Transactions. DLJ has not assumed any responsibility for making any independent evaluation of the Company's assets or liabilities or for making an independent verification of any of the information reviewed by DLJ. DLJ has relied as to all legal matters on advice of counsel to the Company.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinions, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

    The following is a summary of all material factors considered and principal financial analyses performed by DLJ to arrive at the DLJ Opinion.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings, and operating and financial ratios for GTI to the corresponding data and ratios of certain other companies whose securities are publicly traded, which companies were selected for comparison because as a group they possess business, operating and financial characteristics which are generally representative of companies in the industry in which GTI and FDESI operate. The selected companies were: Dames & Moore, Emcon, Harding Associates, ICF Kaiser International, International Technology, Tetra Tech, TRC Companies and Roy F. Weston. Such data and ratios included Enterprise Value (defined as the product of the stock price and total shares outstanding plus Net Debt (debt and preferred stock less cash and cash equivalents)) as a multiple of gross revenue, earnings before interest, taxes and depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest reported twelve months and the growth rates of each of such items for the three most recent fiscal years and operating margins for the three most recent fiscal years. The median multiple of Enterprise Value to gross revenue for the companies reviewed was 0.35 times. A range of multiples of gross revenue of 0.33 to 0.38 times was then applied to GTI's latest twelve months ended January 27, 1996 gross revenue to arrive at an implied total Enterprise Value range for GTI of $57.5 to $66.2 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million by adding $32.8 million to the implied Enterprise Value at each extreme of the range to yield an implied equity value range of $90.3 to $99.0 million. The median multiple of Enterprise Value to EBITDA for the companies reviewed was 5.5 times. A range of multiples of EBITDA of 5.0 to 6.0 times was then applied to GTI's latest twelve months ended January 27, 1996 EBITDA to arrive at an implied total Enterprise Value range for GTI of $59.5 to $71.4 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million to yield an implied equity value range of $92.3 to $104.2 million. The median multiple of Enterprise Value to EBIT for the companies reviewed was 8.2 times. A range of multiples of EBIT of 7.5 to 8.5 times was then applied to GTI's latest twelve months ended January 27, 1996 EBIT to arrive at an implied total Enterprise Value range for GTI of $42.0 to $47.6 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million to yield an implied equity value range of $74.8 to $80.4 million. In addition, DLJ examined the ratios of current stock prices to latest twelve-month net income and calendar year 1996 net income (as estimated by First Call Real Time Earnings Estimates ("First Call")); and current stock prices to book value for these companies and compared such ratios with those of GTI. The median multiple of stock price to latest twelve months net income for the companies reviewed was 13.1 times. A range of multiples of net income of 12.5 to 13.5 times was then applied to GTI's latest twelve months ended January 27, 1996 net income to arrive at an implied equity value range for GTI of $52.5 to $56.7 million. The median multiple of stock price to estimated calendar 1996 net income (as estimated by First Call) for the companies reviewed was 11.4 times. A range of multiples of calendar 1996 net income of 11.0 to 12.0 times was then applied to GTI's' estimated calendar 1996 net income to arrive at an implied equity value range for GTI of $75.9 to $82.8 million. The median multiple of stock price to book value for the companies reviewed was 0.8 times. A range of multiples of Book Value of 0.7 to 0.9 times was then applied to GTI's' book value to arrive at an implied equity value range for GTI of $69.8 to $89.7 million.

    TRANSACTION ANALYSIS. DLJ reviewed publicly available information for selected transactions completed since December 1993 involving the combination of environmental consulting/engineering firms. The comparative transactions reviewed (the "Comparative Transactions") included: (i) Tyco International/ Earth Technology; (ii) Tetra Tech/PRC Environmental; (iii) OHM Corpora-
tion/Rust  International;   (iv)  Dames  &  Moore/Walk,   Haydel;  (v)  Dames  &
Moore/O'Brien-Krietzberg; (vi) Earth Technology/Hazwaste Industries; (vii) Canonie Environmental/Riedel Environmental Services; (viii) Foster Wheeler/
Enserch Environmental; (ix) Earth Technology/Summit Environmental; (x) TRC Companies/Environmental Solutions; and (xi) Heidemij N.V./Geraghty & Miller. The Comparative Transactions selected are not intended to represent a complete list of environmental consulting/engineering firm transactions which have occurred during the last three years; rather they include only transactions involving combinations of companies with operating size or financial performance characteristics believed to be comparable to such characteristics of GTI. DLJ reviewed the consideration paid in such transactions in terms of the Equity
Purchase Price (offer price per share multiplied by total common shares outstanding) plus total debt less cash and cash equivalents ("Adjusted Purchase Price") as a multiple of gross revenue, EBITDA and EBIT. The ratio of Adjusted Purchase Price to gross revenue, computed for the Comparative Transactions had a median multiple of 0.56 times. A range of multiples of gross revenue of 0.53 to
0.58 times was then applied to GTI's' latest twelve months ended January 27, 1996 gross revenue to arrive at an implied total Enterprise Value range for GTI of $92.3 to $101.0 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million to yield an implied equity value range of $125.1 to $133.8 million. The ratio of Adjusted Purchase Price to EBITDA, computed for the Comparative Transactions had a median multiple of 7.7 times. A range of multiples of EBITDA of 7.0 to 8.0 times was then applied to GTI's latest twelve months ended January 27, 1996 EBITDA to arrive at an implied total Enterprise Value range for GTI of $83.3 to $95.2 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million to yield an implied equity value range of $116.1 to $128.0 million. The ratio of Adjusted Purchase Price to EBIT, computed for the Comparative Transactions had a median multiple of 11.8 times. A range of multiples of EBIT of 11.5 to 12.5 times was then applied to GTI's' latest twelve months ended January 27, 1996 EBIT to arrive at an implied total Enterprise Value range for GTI of $64.4 to $70.0 million. The implied Enterprise Value for GTI was then adjusted for net cash of $32.8 million to yield an implied equity value range of $97.2 to $102.8 million.

    DLJ also reviewed the consideration paid in such transactions in terms of Equity Purchase Price as a multiple of the net income for the latest reported twelve months prior to the announcement of such transaction. The median multiple of Equity Purchase Price to latest twelve months net income for the companies reviewed was 15.3 times. A range of multiples of net income of 15.0 to
16.0 times was then applied to GTI's' latest twelve months ended January 27, 1996 net income to arrive at an implied equity value range for GTI of $63.0 to $67.2 million.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ also performed a discounted cash flow analysis of GTI. In conducting its analysis, DLJ relied on certain assumptions, financial forecasts and other information provided by GTI management. Using the information set forth in the GTI forecast, DLJ calculated the estimated "Free Cash Flow" based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the GTI forecast and discounted the stream of free cash flows from fiscal 1997 to fiscal 2006 provided in such projections back to April 30, 1996 using discount rates ranging from 9% to 11%. To estimate the residual value of GTI at the end of the forecast period, DLJ applied terminal multiples of 4.5 times to 5.5 times to the projected fiscal 2006 EBITDA and discounted such value back to April 30, 1996 using discount rates ranging from 9% to 11%. DLJ then summed the present value of the free cash flows and the present value of the residual values to derive a range of implied enterprise values for GTI of $83.7 million to $97.7 million. The range of implied enterprise values of GTI was then adjusted for net cash and cash equivalents of $32.8 million to yield an implied equity value range of GTI of $116.5 million to $130.5 million (based on a terminal multiple midpoint of 5.0 times).

    PRO FORMA TRANSACTION ANALYSIS. DLJ analyzed certain pro forma effects resulting from the Transactions. DLJ reviewed, without independent verification, the operating synergies contemplated to result from the merger by combining the operations of GTI and FDESI as projected by the managements of GTI and Fluor. DLJ analyzed the pro forma effect of such operating synergies on net income and earnings per share for GTI. The analysis indicated that the pro forma earnings per share of GTI, assuming the operating synergies contemplated to result from the Transactions would be 28% higher in the fiscal year ending 1997 and 33% higher in the fiscal year ending 1998 than comparable projections for GTI as a stand-alone company during the same period. The results of the pro forma combination analysis are not necessarily indicative of future operating results or financial position.

    INCREMENTAL CONTRIBUTION OF TRANSACTIONS TO GTI. DLJ also performed a discounted cash flow analysis of the expected incremental contribution of the Transactions to GTI. In conducting its analysis, DLJ relied on certain assumptions, financial forecasts and other information provided by GTI and Fluor management. Using the information set forth in the GTI and FDESI combined forecast, DLJ calculated the estimated incremental "Free Cash Flow" expected to be generated as a result of the Transactions based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the GTI and FDESI combined forecast and discounted the stream of free cash flows from fiscal 1997 to fiscal 2006 provided in such projections back to April 30, 1996 using discount rates ranging from 9% to 11%. To estimate the residual value of the incremental contribution of the Transactions at the end of the forecast period, DLJ applied terminal multiples of 4.5 times to 5.5 times to the projected fiscal 2006 EBITDA and discounted such value back to April 30, 1996 using discount rates ranging from 9% to 11%. DLJ then summed the present value of the free cash flows and the present value of the residual values to derive a range of implied enterprise values for the incremental contribution of the Transactions of $53.0 million to $66.8 million (based on a 5.0 times terminal multiple). The range of implied enterprise values for the incremental contribution of the Transactions was then adjusted for net cash and cash equivalents of $7.8 million which would be remaining in the Company giving effect to the recapitalization as of January 27, 1996 to yield an implied equity value range of $60.8 to $74.6 million. Based on GTI's equity ownership of the company after the Transactions of 45.5%, the value of the incremental contribution of the Transactions to GTI was estimated at $27.7 to $34.0 million.

    SUMMARY VALUATION. DLJ also prepared a summary valuation which compared the value received by GTI as a result of the Transactions, with the value given to Fluor. Value received, consisting of cash to be paid by Fluor for GTI Common Stock and warrants on 1,366,000 additional shares (exercisable at $17 per share), plus 45.5% of the incremental contribution of the Transactions, ranged from $62.7 to $69.0 million. Value given to Fluor, consisting of 54.5% of the GTI value range which was based on the GTI valuation analyses described above, plus the estimated value of the Option, ranged from $59.0 million to $64.5 million.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the DLJ opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated November 1, 1995, GTI has agreed to pay DLJ a retainer fee of $50,000; a fee of $350,000 upon the delivery of the DLJ Opinion; and an additional fee of $700,000 to be paid upon consummation of the Transactions. GTI has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

    In the ordinary course of business, DLJ actively trades the securities of both GTI and Fluor for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

FLUOR AND FDESI'S REASONS FOR THE TRANSACTIONS

    In reaching its determination to approve the Investment Agreement and the Transactions, the Fluor Board of Directors (the "Fluor Board") and the Board of Directors of its parent corporation, Fluor Corporation, considered a number of factors, including, without limitation, the following: (i) a review of GTI, including a presentation by Fluor management regarding its due diligence review of GTI; (ii) a review of advice of management, financial and legal advisors regarding the terms of the Investment Agreement and the Transactions; (iii) Fluor's existing position in the environmental services industry and its desire to strengthen and expand its presence in the industry; (iv) the quality, diversity and experience of the personnel of GTI; and (v) GTI's experience in the environmental services industry which would be complimentary to the needs of Fluor, including GTI's extensive experience in remediation services utilizing a wide spectrum of technologies.

    The analysis included advice from Fluor's financial advisors concerning (i) the historical results of GTI; (ii) the potential for growth in earnings of GTI following the proposed Transactions; (iii) historical market prices and trading volume of GTI Common Stock; (iv) comparable merger or acquisition transactions; and (v) ranges of estimates of value of GTI based on various analyses. The Board also considered the Transactions' prospective impact on Fluor Corporation's earnings per share, as well as opportunities for cost savings. The Board also focused on the revenue enhancements expected to result from the Transactions and the respective contributions the parties would bring to the combined corporation.

    The Fluor Board did not assign any specific or relative weight to the factors under its consideration. The Fluor Board determined that the Transactions are in the best interests of Fluor and its sole stockholder and therefore unanimously approved the Transactions. The Board of Directors of Fluor Corporation also unanimously approved the Transactions. The Transactions are not subject to the approval of the stockholder of Fluor, nor the stockholders of Fluor Corporation.

BOARD OF DIRECTORS AND OFFICERS

    Pursuant  to  the  Investment  Agreement,   the  directors  of  the  Company
immediately  upon the  Closing  shall  consist  of  Walter  C.  Barber,  current
Chairman, President and Chief Executive Officer of GTI; Allan S. Bufferd and Robert P. Schechter, who are currently independent directors of GTI; David L. Myers, J. Michal Conaway and James C. Stein, who are members of Fluor management; and Ernie

Green, an independent director designated by Fluor. See "ELECTION OF DIRECTORS." In addition to its current officers, upon consummation of the Transactions, three new Vice Presidents of GTI will be elected: Rhonnie Smith, John Wood and Don Stokley, all currently members of FDESI management.

    The Amended and Restated Certificate of Incorporation will eliminate the current classified Board of Directors. After consummation of the Transactions, all directors will be elected to serve until the next annual meeting of stockholders or until their earlier resignation or removal. The Amended By-Laws further provide that any vacancy in the Board of Directors may be filled only by a majority vote of the directors then in office, with any such successor to hold office for the unexpired term of his predecessor and until his successor is elected or appointed, as the case may be, and qualified, or until he sooner dies, resigns, is removed or becomes disqualified. See "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION" and "AMENDMENTS TO BY-LAWS."

CONFLICTS OF INTEREST

    Election of Directors. The Investment Agreement provides that Messrs. Barber, Bufferd and Schechter shall be elected to the Company's Board of Directors immediately upon the Closing. In addition, the Investment Agreement provides that, until the annual meeting of stockholders of the Company to be held in 1998, Fluor shall cause Messrs. Bufferd and Schechter to be nominated as directors and will vote all of its shares of New Common Stock for those nominees in any election of directors. See "THE INVESTMENT AGREEMENT -- Restrictions on Fluor and the Company Following the Closing."

    Employment Agreements. During the negotiation of the Investment Agreement, the Board determined that the proposed Transactions posed significant personal uncertainty to certain key employees who were important to either the consummation and implementation of the Transactions, or the realization of the anticipated benefits of the affiliation with Fluor and the conduct of the Company's business after the Transactions, or both. For that reason, in December 1995 the Board authorized the Company to enter into employment agreements with certain of its employees, including its executive officers, in order to insulate them from the distractions and the personal uncertainties created by the negotiation and potential execution of the Investment Agreement and the implementation of the affiliation with Fluor thereafter so as to assure that the stockholders and the Company would have the full benefit of the undivided attention of these employees.

    The Company entered into employment agreements with Mr. Barber, (the "Barber Agreement") and the Company's executive officers: Wendell W. Lattz, Frank J. Gorry, J. Steven Paquette, Robert E. Sliney, Jr., Glenn V. Batchelder, Catherine
L. Farrell and Anne Nolan (the "Executive Officer Agreements" and, collectively with the Barber Agreement, the "Employment Agreements"), as well as other senior employees of the Company.

    Terms of Employment Agreements. The Employment Agreements provide that the employee shall be employed with the Company for a designated period (the "Employment Period") following the consummation of a Change of Control Transaction (the "Effective Date"). A "Change of Control Transaction," is defined as a single transaction or group of related transactions involving Fluor resulting in the stockholders of the Company immediately prior to such transaction holding less than 50% of the outstanding stock of the Company immediately after such transaction. The Employment Period for the Barber Agreement and the Executive Officer Agreements are three years and two years, respectively. In general, the Employment Agreements specify that the employee is to remain employed in a position having comparable responsibilities as that held by the employee on the date of the relevant Employment Agreement at a salary no lower than the salary payable to the employee on that date, except that the Barber Agreement specifies that he be employed as the Chief Executive Officer and as a member of the Board of Directors of the Company. The Executive Officer Agreements state, however, that organizational changes resulting in reassignments or changes in reporting relationships are to be expected and will not by themselves result in a breach of Executive Officer Agreements.

    The Executive Officer Agreements also provide that the Company will not require the employee to relocate as a condition of continued employment except where relocation is reasonably required by a customer in connection with long-term work for such customer. The Employment Agreements also provide, however, that the employee consider in good faith any request by the Company to relocate, and contain an acknowledgment by the employee that employment may entail substantial travel, which travel shall not constitute a breach of the Employment Agreement.

    The Employment Agreements provide that if, during the Employment Period, the employee intends to sell Company stock (either held by the employee or to be acquired upon the exercise of stock options held by the employee), the employee agrees to offer to Fluor (so long as Fluor owns at least 50% of the Company's outstanding stock) the right to purchase the employee's stock, in the case of a sale of stock, or the opportunity to pay the employee the difference between the exercise price and the fair market value of the stock on the date of the proposed exercise of the option in exchange for the employee's agreement not to exercise, in the case of the intended sale of stock immediately upon exercise of stock options.

    The Employment Agreements terminate if the Effective Date does not occur prior to June 30, 1996.

    Benefits Payable Upon Termination. The Employment Agreements provide that the Company may terminate the employee's employment prior to the end of the Employment Period without cause upon thirty days' prior written notice. In the event of a termination without cause, the employee will be entitled to the greater of (i) salary at a rate equal to the employee's salary at the time of termination for the duration of the Employment Period, plus continued payment by the Company of its portion of all health benefits (so long as the employee elects to continue benefits and continues to pay his or her share of the cost of such benefits) or (ii) all amounts payable to the employee under the Company's severance plan as in effect on the date of such termination. In addition, on the date of such termination (x) all stock options held by the employee will automatically become fully exerciseable in accordance with their terms and (y) all restrictions on any stock granted by the Company to the employee, including without limitation any repurchase or vesting provisions, will lapse and be of no further force and effect. The employee is also entitled to the above compensation in the event that the Company fails to correct its material breach of the terms of the Employment Agreement within ten days following written notification of such material breach by the employee.

    Under the Employment Agreements the Company may terminate the employee's employment prior to the end of the Employment Period for cause upon written notice to the employee. The Employment Agreements define "for cause" to include one or more of the following: (i) misappropriation by the employee of any money or material amount of other assets or property (tangible or intangible) of the Company; (ii) the employee's continuing, repeated and willful failure or refusal to perform reasonable assignments given to employee which are commensurate with such Employee's position or responsibilities; (iii) conviction of employee of a felony; (iv) material breach by employee of any material Company policy or the terms of any written agreement between employee and the Company. Upon a termination for cause, the Company will pay to the employee salary and benefits owed to employee as of the date of such termination.

    If the Company's executive officers were terminated without cause im-mediately following the anticipated Closing Date of May 10, 1996, the ap-proximate value of the severance and other benefits (if the employee elects to continue health benefits) to such officers would be as follows: Mr. Barber, $825,692; Mr. Lattz, $322,503; Mr. Gorry, $311,636; Mr. Paquette, $303,127; Mr.
Sliney, $347,153; Mr. Batchelder, $287,537; Ms. Farrell, $241,700 and Ms. Nolan, $249,398.

    Restricted Stock Award. Under the terms of a Restricted Stock Award Agreement between Mr. Barber and the Company in respect of 20,000 shares of Common Stock, consummation of the Transactions will constitute a "change of control" upon which all restrictions on the disposition of and all provisions for forfeiture to the Company of such shares will lapse. Currently all of the shares are subject to such restrictions.

    Prohibition Against Additional Agreements; Acceleration. The Investment Agreement provides that for the period from the date thereof to the Closing Date, GTI will not and will not permit any of its subsidiaries to (i) enter into any contract, agreement, plan or arrangement covering any director, officer or employee of GTI or any of its subsidiaries that provides for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (A) consummation of the Transactions contemplated by the Investment Agreement or the Option Agreement or any acquisition by Fluor of securities of GTI (whether by merger, tender offer, private or market purchase or otherwise) or (B) the termination of employment after the occurrence of any such contingency if such payment, acceleration or entitlement would not have been provided but for such contingency or (ii) amend any existing contract, agreement, plan or arrangement to so provide. GTI also agrees in the Investment Agreement not to take any steps to accelerate the vesting or exercisability of any employee stock options or director stock options outstanding on the date thereof, or otherwise modify the terms of such options, on or before the Closing Date without the prior written consent of Fluor. See "THE INVESTMENT AGREEMENT
- -- Covenants of the Parties."

THE OPTION AGREEMENT

    Simultaneously with the execution of the Investment Agreement on December 11, 1995, GTI and Fluor entered into an Option Agreement (the "Option Agreement") pursuant to which GTI sold to Fluor for a cash payment of $1,650,000 an option to purchase up to 1,366,000 shares of Common Stock (or, if exercised after the closing of the Transactions, New Common Stock) of the Company (the "Base Shares") at a per share exercise price of $17.00 per share (the "Per Share Price"), with both the Base Shares and the Per Share Price subject to adjustment as described below (the Base Shares, as adjusted, are herein referred to as the "Optioned Shares").

    Exercise of the Option. The Option will become exerciseable after the first to occur of (i) December 11, 1996 and (ii) Fluor being entitled to terminate the Investment Agreement pursuant to the terms thereof. Once exerciseable, the Option may be exercised in whole or in part prior to its expiration by delivery by Fluor to the Company of a written notice (the "Notice") specifying the number of Optioned Shares to be purchased and a place and date (the "Option Closing Date") not later than 10 business days from the date of the Notice for the closing of such purchase (the "Option Closing"), provided that if any approvals are required under the HSR Act with respect to such exercise, the Option Closing will be the later of (i) the Option Closing Date specified in the Notice and
(ii) the next business day following the date on which the applicable waiting periods under the HSR Act shall have expired. The Option expires on December 11, 1998.

    Adjustment to Base Shares and Per Share Price. In connection with the Recapitalization (so long as the Option is not exercised in full prior to the Closing of the Transactions), the aggregate number of shares purchasable upon exercise of the Option will be adjusted by multiplying the Base Shares by the Adjustment Fraction (as defined below). The Per Share Price will be adjusted by dividing the Per Share Purchase Price by the Adjustment Fraction. The term "Adjustment Fraction" means a fraction, the numerator of which equals the Current Market Price of the Common Stock and the denominator of which equals the Current Market Price of the New Common Stock. For purposes of the Option, the "Current Market Price" means the average per share closing price for the five trading days (i) immediately preceding the Closing of the Transactions, with respect to the Common Stock, and (ii) immediately following the Closing of the Transactions, with respect to the New Common Stock. The number of Optioned Shares and the Per Share Price are also subject to adjustment upon any change in the outstanding shares of Common Stock or New Common Stock by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, reorganization or any other change in the corporate or capital structure of the Company (other than the Recapitalization) to maintain without dilution the rights of Fluor under the Option.

    Registration Rights. Under the Option Agreement, Fluor is entitled to certain registration rights with respect to the Optioned Shares. At any time within three years of any Option Closing, the Company is obligated (i) to effect up to two registrations under the Securities Act (each a "Demand Registration") of any or all of the Optioned Shares, one of which such registrations may, at Fluor's request, so long as the Company satisfies the eligibility requirements of Form S-3 under the Securities Act, be required to be made on a continuous basis pursuant to Rule 415 under the Securities Act and (ii) at the written request of Fluor delivered within ten (10) days after the Company delivers a notice to Fluor of the Company's intent to file a registration statement for its common stock, to include any or all of the Optioned Shares in such registration (each an "Incidental Registration"). Fluor may not request a Demand Registration within 120 days following the effective date of a registration statement filed by the Company in which the Optioned Shares were entitled to join. In an Incidental Registration, upon the written opinion of the managing underwriter that the requested distribution of Optioned Shares would adversely effect the distribution of securities of the Company, the Company may, at its option, either (x) require Fluor to agree to delay the offering and sale of the Optioned Shares for a reasonable period as requested by the managing underwriter or (y) include in the registration statement only such portion, if any, of the Optioned Shares as the managing underwriter advises may be so included. In addition, the Company is entitled to suspend any obligation to register Optioned Shares for 90 days in any 12-month period if there exists material non-public information about the Company which, in the reasonable opinion of the Company, should not be disclosed. Under the Option Agreement, each of Fluor and GTI agree to indemnify the other for all losses, claims, damages, liabilities and expenses arising out of statements or omissions of the other contained in any registration statement (and related prospectus).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the principal federal income tax consequences of the Recapitalization to holders of Common Stock who are United States persons within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986 (the "Code"), and is based upon the opinion of Testa, Hurwitz & Thibeault, counsel to the Company. This discussion does not deal with all income tax considerations that may be relevant to certain of these stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who do not hold both the Common Stock surrendered and the New Common Stock received in the Recapitalization as capital assets within the meaning of
Section 1221 of the Code, who hold stock (directly or indirectly) in Fluor or FDESI, or who acquired their Shares in connection with stock option or stock purchase plans or in other compensatory transactions. The discussion also does not address the federal income tax treatment of the Recapitalization to GTI stockholders who are foreign persons. ACCORDINGLY, GTI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RECAPITALIZATION, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECAPITALIZATION TO THEM.

    The Company will not recognize gain or loss as a result of the Merger or the Recapitalization. The Recapitalization will constitute a "reorganization" under
Section 368(a)(1)(E) of the Code as well as a tax-free exchange of stock for stock under Section 1036 of the Code. The tax consequences of the Recapitalization to holders of Common Stock will be as follows.

    Gain or Loss. Other than loss recognized, if any, upon the receipt of cash in lieu of a fractional share of New Common Stock, a holder of Common Stock will not recognize any loss upon the exchange of that stock for New Common Stock and cash. However, a holder of Common Stock will recognize capital gain equal to the lesser of (i) the excess, if any, of the sum of the fair market value of the New Common Stock and the amount of cash received over the tax basis of the shares of Common Stock surrendered by that holder in the Recapitalization and (ii) the amount of cash received (other than cash received in lieu of a fractional share of New Common Stock).

    Basis and Holding Period. The tax basis of the New Common Stock received in the Recapitalization (including a fractional share of New Common Stock deemed received, as described below) will be the same as the tax basis of the Common Stock exchanged, (i) decreased by the amount of cash received (other than cash received for a fractional share of New Common Stock), and (ii) increased by the amount of gain recognized on the receipt of New Common Stock and cash (other than gain attributable to cash received in lieu of a fractional share of New Common Stock). The holding period of the shares of New Common Stock received in the Recapitalization will include the holding period of the shares of Common Stock surrendered.

    Fractional Shares. Cash payments in lieu of a fractional share of New Common Stock will be treated as if that fractional share had been issued in the Recapitalization and then redeemed by GTI. A holder of Common Stock receiving such cash payment will recognize gain or loss equal to the difference, if any, between such holder's tax basis in the fractional share (adjusted as described in the preceding paragraph) and the amount of cash received for that fractional share. Such gain or loss will be long-term capital gain or loss if the holding period of the Common Stock treated as exchanged for the fractional share of New Common Stock was more than one year.

    Backup Withholding. In order to avoid "backup withholding" of federal income tax on payments of cash to GTI stockholders, unless an exception applies each GTI stockholder must provide the payer of such cash with the stockholder's correct taxpayer identification number ("TIN") on Form W-9 and certify under penalties of perjury that such number is correct and that such stockholder is not subject to backup withholding. If a stockholder fails to provide the correct TIN or any certification necessary to establish that an exemption from backup withholding is available, the cash received in the Recapitalization may be subject to backup withholding at a 31% rate. A Form W-9 will be provided with the instructions to be distributed by the Exchange Agent to GTI stockholders after the Closing with respect to the conversion of shares of Common Stock into shares of New Common Stock.

CERTAIN LEGAL MATTERS

    Certain acquisition transactions such as those contemplated by the Investment Agreement are reviewed by the Justice Department or the Federal Trade Commission ("FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), the Transactions may not be consummated until certain information has been furnished to the Justice Department and the FTC and certain waiting period requirements of the HSR Act have been satisfied. Certain information was filed with the Justice Department and the FTC under the HSR Act by GTI and by Fluor in February 1996 and the waiting period was terminated on March 14, 1996.

    Regardless of the Company's compliance with the HSR Act, at any time before or after the Closing, the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Transactions or to cause the divestiture of substantial assets of Fluor or GTI. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Closing on antitrust grounds will not be made or, if a challenge is made, what the result will be. Consummation of the Transactions is conditioned upon, among other things, the absence of any provisions of any applicable law or regulation and any judgment, injunction, order or decree that will prohibit or make illegal the consummation of the Transactions. The obligations of Fluor to consummate the Merger are also conditioned upon, among other things, the absence of any judgment, decree or order of any court or governmental authority of competent jurisdiction prohibiting Fluor at any time after the Effective Time from exercising all material rights and privileges pertaining to its ownership of shares of stock of GTI to be acquired pursuant to the Option Agreement and the Investment Agreement. See "THE INVESTMENT AGREEMENT -- Conditions to the Parties' Consummation of the Merger."

    Except as disclosed herein, GTI and Fluor are not aware of any federal, state or foreign governmental or regulatory approval that is required in order to consummate the Merger or the Transactions. Should any such approval be required, it is currently contemplated that such approval would be sought.

                         THE INVESTMENT AGREEMENT

GENERAL

    THE FOLLOWING DESCRIPTION OF THE INVESTMENT AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE INVESTMENT AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE INVESTMENT AGREEMENT IN ITS ENTIRETY.

THE RECAPITALIZATION

    Pursuant to the Investment Agreement, and subject to the approval of the Transactions by GTI's stockholders and the filing and effectiveness of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, each share of Common Stock issued and outstanding immediately prior to the Closing will be converted into the right to receive consideration per share (the "Recapitalization Consideration") of (i) .5274 of a share of New Common Stock (the "Recapitalization Shares") and (ii) $8.62 in cash, without interest (the "Recapitalization Payment"). No fraction of a share of New Common Stock will be issued. Any stockholder otherwise entitled to a fraction of a share (after aggregating all fractional shares of New Common Stock to be received by such stockholder) will be entitled to receive in lieu thereof an amount of cash equal to the product of (x) the fraction multiplied by (y) the average closing price of the New Common Stock as reported on the NNM for the five days immediately following the Closing.

    Exchange of Shares. As soon as practicable after the Closing, the Company's exchange agent, State Street Bank and Trust Company (the "Exchange Agent"), will send a notice and transmittal form (a "Transmittal Letter") to each holder of record of Common Stock immediately prior to the Closing Date advising such holder of the effectiveness of the Recapitalization and the procedure for surrendering the certificate(s) for Common Stock to be exchanged for the Recapitalization Consideration. Upon surrender of the certificate(s), together with a properly completed and duly executed Transmittal Letter and such other documents as may be required pursuant thereto, the holder will be paid promptly the Recapitalization Consideration (less any required withholding of taxes) for the Shares represented by such certificate(s) and the certificate(s) shall be canceled. Until so surrendered and exchanged, each certificate representing shares of Common Stock shall represent solely the right to receive the Recapitalization Consideration with respect to such Shares. If the Recapitalization Consideration is to be paid to any person other than the person whose name is on the certificate(s) surrendered, it shall be a condition to such exchange that the person requesting such exchange will pay to the Exchange Agent any transfer or other taxes or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

    Payment Fund. Prior to the Closing Date GTI, Fluor and the Exchange Agent will enter into a Payment Agreement (the "Payment Agreement") whereby Fluor will deposit with the Exchange Agent immediately prior to the filing of the Amended and Restated Certificate of Incorporation in trust for the benefit of GTI stockholders cash in the amount of $33,350,000 (the "Fluor Deposit") and GTI will deposit with the Exchange Agent (the "Company Deposit") cash in an amount determined by subtracting the Fluor Deposit from the product obtained by multiplying (i) the number of shares of Common Stock outstanding immediately prior to the Closing Date by (ii) $8.62. The Fluor Deposit and the Company
Deposit are collectively referred to as the "Payment Fund." The Payment Agreement will provide, among other things, that (a) the Exchange Agent will maintain the Payment Fund as a separate fund to be held for the benefit of holders of Common Stock; (b) the Payment Fund will not be used for any purpose not provided for in the Investment Agreement; (c) the Exchange Agent may invest the cash portions of the Payment Fund, upon direction of the Company, in obligations of the United States government or any agency or instrumentality thereof, or obligations that are guaranteed or insured thereby; (d) any net profit resulting from such investments will be payable to the Company on demand;
(e) to any holder of Common Stock who validly delivers at least 100,000 shares of Common Stock, the Exchange Agent will make payment of the Recapitalization Payment by wire transfer within one business day of the date of such delivery and of the Recapitalization Shares by overnight courier on the next business day, (f) all expenses of the Exchange Agent will be paid directly by the Company; and (g) any portion of the Recapitalization Consideration that has not been paid to former holders of the Common Stock within six months after the Closing Date will be delivered to the Company, and any former holders of shares of Common Stock will thereafter look only to the Company for payment of Recapitalization Consideration with respect to such shares, and the Exchange Agent's duties will terminate. Thereafter, each holder of a certificate representing shares of Common Stock may surrender such certificate to the Company and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Recapitalization Consideration payable in respect thereof, without interest, but will have no greater rights against the Company than may be accorded to general creditors of the Company under Delaware Law.

THE MERGER

    The Investment Agreement provides that, subject to the approval of the Transactions by GTI's stockholders, the satisfaction or waiver of the other conditions to the Merger, and the filing by the parties of an agreement of merger or other appropriate documents (the "Agreement of Merger"), and the effectiveness thereof, Merger Subsidiary will be merged with and into FDESI in accordance with the California Law, whereupon the separate existence of Merger Subsidiary will cease and FDESI, the surviving corporation (the "Surviving Corporation"), will be wholly-owned by the Company.

    The Merger will become effective at such time as the Agreement of Merger is duly filed with the Secretary of State of California or at such later time as is specified in the Agreement of Merger (the "Effective Time"). It is currently anticipated that the filing of the Agreement of Merger will be made as soon as practicable after all conditions contemplated by the Investment Agreement have been satisfied or waived, currently anticipated to be May 10, 1996, and that the Effective Time specified in the Agreement of Merger will be May 10, 1996, or as soon thereafter as practicable. See "THE TRANSACTIONS -- Certain Legal Matters" and "THE INVESTMENT AGREEMENT -- Conditions to the Parties' Consummation of the Merger."

    Effect of the Merger. At the Effective Time by virtue of the Merger and without any further action on the part of GTI and Fluor, the sole stockholders of Merger Subsidiary and FDESI, respectively:

       (i) The Surviving Corporation will be obligated to irrevocably authorize the Exchange Agent to allow the $33,350,000 Fluor Deposit to be held on behalf of GTI for the benefit of GTI's stockholders in accordance with the terms of the Payment Agreement;

       (ii) Each share of issued and outstanding common stock, no par value, of Merger Subsidiary will be converted into and become one fully-paid and nonassessable share of common stock, no par value, of the Surviving Corporation;

       (iii) Each of the 1,000 issued and outstanding shares of common stock, no par value, of FDESI (the "FDESI Shares") will be converted into the right to receive 4,400 shares of New Common Stock (the "Merger Consideration"), and the FDESI shares will no longer be outstanding and will automatically be canceled and retired and will ease to exist, and Fluor, the holder of the FDESI Shares, will cease to have any rights with respect thereto, except the right to receive the Merger Consideration;

       (iv) The Articles of Incorporation and By-Laws of FDESI at the Effective Time will be the Articles of Incorporation and By-Laws of the Surviving Corporation; and

       (v) The directors and officers of FDESI at the Effective Time will be the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified.

    The Surviving Corporation will possess all of the rights, privileges, powers and be subject to the restrictions, disabilities and duties of each of FDESI and Merger Subsidiary.

TREATMENT OF STOCK OPTIONS

    Pursuant to the terms of the Investment Agreement, promptly after the Closing Date each outstanding option under the Company's Amended and Restated 1987 Stock Plan (the "1987 Stock Plan") and 1995 Director Stock Option Plan (the "1995 Director Plan") shall be canceled and the holder thereof shall receive, in exchange therefor, a substitute option (an "Adjusted Option") to purchase a number of shares of New Common Stock equal to the number of shares of Common Stock subject to such canceled option multiplied by the Adjustment Fraction at a per share exercise price equal to the per share exercise price of such canceled option divided by the Adjustment Fraction. Any Adjusted Option shall be subject to the same terms and conditions (other than number of shares and exercise price) as the option for which it is exchanged, including the terms relating to vesting (treating such Adjusted Options as if they were granted at the same time as the options for which they were exchanged) and the conditions relating to exercise.

    For purposes of the Investment Agreement, "Adjustment Fraction" means a fraction, the numerator of which equals the Current Market Price of a share of Common Stock and the denominator of which equals the Current Market Price of a share of New Common Stock. The "Current Market Price" of a share of Common Stock or a share of New Common Stock means the average per share closing price for the five trading days immediately preceding the Closing Date, in the case of the Common Stock , and the five trading days immediately following the Closing Date, in the case of the New Common Stock, as reported on the NNM.

AGREEMENT OF GTI NOT TO SOLICIT OTHER OFFERS

    Pursuant to Section 5.4 of the Investment Agreement (the "'No-Shop' Provisions"), GTI has agreed that from December 11, 1995 until the earlier of the Closing or the termination of the Investment Agreement, GTI and its subsidiaries will not take, (nor authorize or permit their officers, directors, employees representatives, investment bankers, attorneys, accountants or other agents to take), any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to or propose any Acquisition Proposal or (iii) participate in any way in any discussions or negotiations with, or furnish any information to, any person or entity (other than Fluor or its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates of Fluor) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that (x) GTI may participate in discussions or negotiations (including as a part thereof making any counter proposal) with or furnish information to any third party pursuant to a customary confidentiality agreement (so long as GTI has complied with the prohibitions of clause (i) above) if (A) a majority of the Board determines in good faith, after receipt of written advice of outside counsel, that the failure to provide such information or participate in such discussions or negotiations would be more likely than not to cause the members of the Board to be in breach of their fiduciary duties under Delaware Law and (B) a majority of the Board, after consultation with GTI's independent financial advisors, determines in good faith that there is a reasonable possibility that such third party will submit to GTI an Acquisition Proposal which is a Superior Proposal (as defined below); (y) if a majority of the Board determines in good faith, after receipt of written advice of outside counsel, that the failure to recommend to GTI's stockholders an Acquisition Proposal which is a Superior Proposal would cause the members of the Board to be in breach of their fiduciary duties under Delaware Law, GTI may withdraw its recommendation of the Transactions to the stockholders and recommend to GTI's stockholders such an Acquisition Proposal which is a Superior Proposal; and (z) after termination of the Investment Agreement, GTI may enter into an agreement with any third party with respect to any Acquisition Proposal which is a Superior Proposal; provided, further, however, that GTI will not take any action described in clause (x), (y) or (z) above except after prompt notice to Fluor of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal.

    For purposes of the Investment Agreement, "Acquisition Proposal" means any bona fide proposal made by a third party to acquire (A) beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of a majority equity interest in GTI pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving GTI including, without limitation, any single or multi-step transaction or series of related transactions which is structured in good faith to permit such third party to acquire beneficial ownership of a majority or greater equity interest in GTI or (B) all or substantially all of the business or assets of GTI (other than the transactions contemplated by the Investment Agreement and the Option Agreement).

    For purposes of the Investment Agreement the term "Superior Proposal" means any bona fide Acquisition Proposal which a majority of the members of the Board of Directors determines in their good faith judgment (based on the written advice of independent financial advisors) to be more favorable to the Company and its stockholders than the Transactions, taken as a whole, and for which financing is then committed or which, in the good faith judgment of a majority of the Board (based on the written advice of independent financial advisors) is capable of being financed by such third party.

    GTI is obligated to promptly notify Fluor of its receipt of any Acquisition Proposal or of any inquiry or request for information contemplating an Acquisition Proposal. GTI will keep Fluor informed, on a current basis, of the status of any such proposal, negotiations or discussions except to the extent that a majority of the Board of Directors determines in good faith, after receipt of written advice of outside counsel, that the provision of such information to Fluor would be more likely than not to cause the members of the Board to be in breach of their fiduciary duties under Delaware Law.

CERTAIN RESTRICTIONS ON FLUOR AND THE COMPANY FOLLOWING THE CLOSING

    The Investment Agreement sets forth restrictions on Fluor in connection with certain transactions between Fluor and the Company, and in connection with the acquisition, disposition and voting of its shares of New Common Stock following the Closing.

    Material Contracts. From the Closing Date until April 30, 1999, neither Fluor nor its affiliates will be permitted to enter into any contract, agreement or transaction with the Company or any of its affiliates that is material to the Company's business as a whole without the prior approval of a majority of the Independent Directors (as defined below), other than any contract, agreement or transaction (a) contemplated by the Marketing Agreement or the Option Agreement,
(b) entered into between the parties in the ordinary course of business or (c) governed by the other restrictive provisions described below in this section "Certain Restrictions on Fluor and the Company Following the Closing."

    Acquisition of Securities. Until April 30, 1999, neither Fluor not its affiliates will be permitted to purchase or otherwise acquire any New Common Stock, securities of the Company convertible into or exchangeable for New Common Stock or options, rights, warrants and similar securities issued by the Company to acquire New Common Stock, without the prior approval of a majority of the Independent Directors, unless immediately after such purchase or acquisition, the percentage of then outstanding New Common Stock that would be owned of record or beneficially by Fluor and its affiliates ("Fluor's Percentage") would not exceed 65%.

    The foregoing restrictions on purchases will not apply to the exercise by Fluor of the Option, but if the Option is exercised by Fluor, the Option Shares held by Fluor will be counted in any determination of Fluor's Percentage with respect to any purchases by Fluor or its affiliates after the date of such exercise.

    Transfer of Securities. Until April 30, 1999, Fluor will not be permitted to sell, transfer, mortgage or otherwise dispose of any shares of New Common Stock held by it without the prior approval of a majority of the Independent Directors. The prior approval of the Independent Directors will not be required, however, if there occurs a substantial and extreme adverse change in the business, prospects, or condition (financial or otherwise) of the Company that arises from corresponding substantial adverse changes of expected long term duration in the market for environmental services.

    Board of Directors; Voting. Until April 30, 1999, Fluor will be required to vote all shares of New Common Stock owned by it in favor of fixing the size of the Board of Directors of the Company at not more than seven and in favor of not less than three Independent Directors. Until the annual stockholders' meeting of the Company (or written consent in lieu thereof) held in 1998, Fluor is required to vote all shares of New Common Stock owned by it in favor of Allan S. Bufferd and Robert P. Schechter (whom Fluor will also cause to be nominated) in any election of members of the Company's Board of Directors.

    In addition, after the Closing Date and until April 30, 1999, the Company is prohibited from taking the actions described below.

    Repurchase of New Common Stock. Without the prior approval of a majority of the Independent Directors, the Company will not be permitted to purchase any shares of New Common Stock unless immediately after such repurchase, Fluor's Percentage would not exceed 65%.

    Amendment of Agreements. Without the prior approval of a majority of the Independent Directors, the Company will not be permitted to enter into any amendment or terminate or waive any provision of the Investment Agreement, the Option Agreement or the Marketing Agreement.

    Definition of "Independent Director." For purposes of the Investment Agreement, an "Independent Director" is defined as a director of the Company who is not (apart from such directorship) (i) an officer, affiliate, employee, principal stockholder, consultant or partner of Fluor or any affiliate of Fluor or of any entity that was dependent upon Fluor or any affiliate of Fluor for more than 3% of its revenues or earnings in its most recent fiscal year, (ii) an officer, employee, principal stockholder, consultant or partner of any entity that was dependent upon the Company or any affiliate of the Company for more than 3% of its revenues or earnings in its most recent fiscal year (unless agreed to in writing by Fluor) or (iii) an officer, director, employee, principal stockholder, consultant or partner of a person that is a competitor of Fluor or any of its affiliates (unless agreed to in writing by Fluor) or of the Company or any of its affiliates.

ADDITIONAL COVENANTS OF THE PARTIES

    Covenants Respecting Operation of Business. Pursuant to the Investment Agreement, GTI has agreed for itself and its subsidiaries, and Fluor and FDESI have agreed with respect to the business of FDESI, that prior to the Effective Time, that GTI and FDESI, respectively, will carry on their respective businesses in the usual, regular and ordinary course and will use all reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall, in all material respects, be unimpaired at the Closing Date.

    In connection with the above covenant, GTI, for itself and its subsidiaries, and Fluor and FDESI, with respect to the business of FDESI, have specifically agreed that from the date of the Investment Agreement until the Closing Date, except as previously disclosed, they will not take or authorize, commit or agree to take, any of the following actions, without the prior written consent of the other: (i) declare, set aside, pay dividends on or make any distributions in respect of its capital stock; (ii) split, combine or reclassify any of its capital stock, or issue or authorize any other securities in respect thereof;
(iii) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of a subsidiary or any rights, warrants, or options to acquire any such shares; (iv) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or any securities convertible into or any rights, warrants or options to acquire any such shares or convertible securities (other than, with respect to GTI, issuance of Common Stock (a) upon exercise of Employee Stock Options and Director Stock Options outstanding on the date of the Investment Agreement and (b) pursuant to the Option Agreement); (v) amend its Certificate of Incorporation, By-Laws or comparable organizational documents, or reincorporate in any jurisdiction; (vi) acquire or agree to acquire by merger, consolidation, purchase of assets or any other manner any business, corporation, partnership, joint venture, association or other business organization other than in the ordinary course of business, consistent with past practice and involving no more than $250,000 in the aggregate; (vii) acquire or agree to acquire any assets with respect to GTI, material to GTI and its subsidiaries taken as a whole, other than purchases of inventory in the ordinary course of business consistent with past practice and, with respect to FDESI, material individually or in the aggregate to FDESI; (viii) sell, lease, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sale of properties or assets no longer used in the conduct of business and sales of inventory in the ordinary course of business consistent with past practice; (ix) incur any Indebtedness (as defined in the Investment Agreement) for borrowed money or guarantee any such Indebtedness of another person, issue or to sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or to enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowing not in excess of $1,000,000 in the aggregate incurred in the ordinary course of business consistent with past practice, the endorsement of checks in the normal course of business and the extension of credit in the normal course of business; (x) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any subsidiary; (xi) make or agree to make any new capital expenditures or commitments, purchases of property of acquisitions of other businesses, capital assets or properties which, individually, is in excess of $250,000, with respect to GTI and $50,000 with respect to FDESI or, in the aggregate, are in excess of $1,000,000 with respect to GTI and $250,000 with respect to FDESI, or enter into any new real property lease with an annual rental which, with respect to GTI, is in excess of $60,000; (xii) make any tax election (other than in the ordinary course of preparing and filing its tax returns) or settle or compromise any material tax liability; (xiii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of GTI included in reports filed pursuant to the 1934 Act, and of FDESI, provided to the Company or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party; (xiv) adopt any shareholder rights or similar plan or take any other action with the intention of, or which may have the effect of, discriminating against Fluor as a stockholder of GTI, or of GTI as a stockholder of FDESI; (xv) adopt or amend in any material respect any employee benefit plan;
(xvi) enter into any contract, agreement, plan or arrangement covering any director, officer or employee providing for the making of any payments, the acceleration of vesting of any benefit or right or any other entitlement contingent upon (a) the consummation the Transactions or, with respect to GTI, any acquisition by Fluor of securities of the Company and, with respect to FDESI, any acquisition by GTI of securities of FDESI or (b) the termination of employment after the occurrence of any such contingency if such payment
acceleration  of  entitlement   would  not  have  been  provided  but  for  such
contingency; or (xvii) amend any existing contract, agreement, plan or arrangement to so provide for any of the foregoing.

    Certain Covenants With Respect to FDESI. The Investment Agreement provides that, on or before the Closing Date, Fluor will cancel all FDESI debt. In addition, after the Closing Date, Fluor will pay to and indemnify the Company for any liability for or arising out of any taxes of Fluor or taxes attributable to Fluor for which FDESI may be liable on any basis with respect to the business of FDESI prior to the Closing Date. FDESI will reimburse Fluor for the liabilities attributable to FDESI on all tax returns which include FDESI and Fluor. In addition, Fluor will indemnify the Company and its subsidiaries (including FDESI) from and against any and all loss, cost and expense arising from or as a result of a breach of Fluor or FDESI of their representations and warranties relating to FDESI contracts from and after the Closing Date.

    Other Covenants of GTI, Fluor and FDESI. GTI, for itself and its subsidiaries, Fluor and FDESI have agreed (i) that they will not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties set forth by such party in the Investment Agreement or the Option Agreement becoming untrue, or any of the conditions to the Merger set forth in the Investment Agreement, not being satisfied; (ii) to promptly notify the other of, (x) any notice of other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Investment Agreement, (y) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Investment Agreement, and (z) any actions, suits, claims, investiga-
tions or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting such party which, if pending on the date of the Investment Agreement, would have been required to be disclosed pursuant to the Investment Agreement or which relate to the consummation of the transactions contemplated by the Investment Agreement; and
(iii) that from December 11, 1995 to the Effective Time, it will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party and will furnish to them such financial and operating data and such other information as such persons may reasonably request.

    Agreements of GTI with respect to Stockholder Approval. The Investment Agreement provides that GTI and/or its Board of Directors will take certain actions with respect to the preparation of this Proxy Statement/Prospectus and the convening of the Special Meeting, including (i) the unanimous recommendation of GTI's directors, subject to certain fiduciary duties as set forth in the "No Shop" Provisions, that GTI's stockholders approve and adopt the Transactions,
(ii) the prompt preparation, filing and clearance with the Commission of this Proxy Statement/Prospectus and the prompt mailing thereafter to GTI stockholders entitled to vote on the Transactions, (iii) the use of all reasonable efforts to obtain the necessary approvals of GTI stockholders of the Transactions and (iv) the compliance with all legal requirements applicable to the Special Meeting.

REPRESENTATIONS AND WARRANTIES

    The Investment Agreement contains certain representations and warranties of the parties with respect to the execution of the Investment Agreement and the Closing.

    Representations of Fluor and FDESI. Fluor has made representations as to itself and FDESI regarding, among other things, organization and qualification, corporate authority, required governmental consents, non-contravention of other agreements of Fluor and FDESI. Fluor has also made representations regarding the capitalization and business of FDESI, including representations regarding FDESI joint ventures, financial statements, litigation, taxes, environmental matters, existing contracts, employees and employee benefit plans, compliance with laws, intellectual property, properties, confidentiality agreements and the absence of certain changes in its business operations and financial condition.

    Representations  of GTI.  The  Company has made  representations  regarding, among other things, its organization and qualification, corporate authority, required governmental consents, non-contravention of other agreements, capitalization, joint ventures and subsidiaries, filings with the Commission, financial statements, litigation, employee benefit plans, compliance with laws, intellectual property, contracts, properties, environmental matters, confidentiality agreements, and the absence of certain changes in its business operations and financial condition.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The obligations of GTI, Fluor, FDESI and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions: (i) the transactions contemplated by the Investment Agreement, including the amendments to the Company's Restated Certificate of Incorporation and the Recapitalization, shall have been approved by GTI's stockholders; (ii) the expiration or termination of any applicable waiting period under the HSR Act relating to the Transactions; (iii) the absence of any applicable law or regulation or judgment, injunction, order or decree prohibiting the consummation of the Merger or the effectiveness as between the parties of the Marketing Agreement; (iv) obtaining, taking and making of all consents or actions or filings with any governmental body, agency, official, or authority required to permit the consummation of the Merger and the effectiveness as between the parties of the Marketing Agreement (other than those consents, actions or filings which, if not obtained, taken or made prior to the consummation of the Merger, as would not have a material adverse effect on the Company, and (v) the absence of any banking moratorium or suspension of payments in respect of banks in the United States.

    The obligations of Fluor and FDESI to consummate the Merger are subject to the satisfaction of the following further conditions: (i)(a) the performance by GTI, in all material respects, of all its obligations under the Investment Agreement required to be performed by it at or prior to the Closing; (b) the representations and warranties of GTI contained in the Investment Agreement being true in all material respects as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date); and
(c) the receipt by Fluor of a certificate signed by an officer of GTI to the foregoing effect; (ii) from July 31, 1995 to the Closing Date, the absence of any material adverse change in the condition of the Company; (iii) the absence of any pending or threatened action or proceeding before any court or governmental or regulatory authority or body that seeks, or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of the Investment Agreement; (iv) the absence of any order, judgment or decree issued by any court or governmental or regulatory authority or body and of any statute, rule, regulation or executive order that
(a) prevents the consummation of the Transactions, (b) prohibits Fluor at any time after the Closing from exercising all materials rights and privileges pertaining to its ownership of New Common Stock acquired in the Merger or purchasable upon exercise of the Option, or (c) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of the Company or a subsidiary; (v) the execution and delivery by GTI of the Marketing Agreement; (vi) the filing of the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State; (vii) the making by GTI of the Company Deposit with the Exchange Agent and the furnishing of reasonably satisfactory evidence to Fluor thereof; and (viii) the furnishing by GTI to Fluor of (a) a certified copy of the resolution or resolutions duly adopted by the Board of Directors of GTI respecting the Transactions and the submission thereof to the vote of GTI's stockholders, (b) a certified copy of the resolution or resolutions duly adopted by the holders of a majority of the outstanding shares of Common Stock of the Company approving the Transactions and
(c) a favorable opinion of counsel for the Company, dated the Closing Date, with respect to certain matters.

    The obligations of GTI and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions: (i)(a) the performance by each of Fluor and FDESI, in all material respects, of all obligations under the Investment Agreement required to be performed by it at or prior to the Closing; (b) the representations and warranties of Fluor and FDESI contained in the Investment Agreement being true in all material respects as of the Closing (except to the extent such representations and warranties are expressly made as of an earlier date) and (c) the receipt by GTI of a certificate signed by an officer of Fluor to the foregoing effect; (ii) the submission of the Agreement of Merger to the California Secretary of State for filing in accordance with the California Code; (iii) the making by Fluor or FDESI of the FDESI Deposit with the Exchange Agent and the furnishing of reasonably satisfactory evidence to the Company thereof and of the Transfer Authorization; (iv) the furnishing by Fluor to GTI of (a) a certified copy of the resolution or resolutions duly adopted by the Board of Directors of Fluor respecting the Transactions (b) a certified copy of a resolution or resolutions duly adopted by the Board of Directors and sole stockholder of FDESI approving the Investment Agreement, and (c) a favorable opinion of counsel for Fluor, dated the Closing Date with respect to certain matters; (v) from October 31, 1995 to the Closing Date, the absence of any material adverse change in the condition of FDESI; (vi) the absence of any pending or threatened action or proceeding before any court or governmental or regulatory authority or body, that seeks or threatens to seek, to prevent or delay the consummation of the Transactions or that challenges any of the terms or provisions of the Investment Agreement; (vii) the absence of any order, judgment or decree issued by any court or governmental or regulatory authority and of any statute, rule, regulation or executive order that (a) prevents the consummation of the Transactions (b) prohibits the Company at any time after the Closing from exercising all material rights and privileges pertaining to its ownership of the stock of the Surviving Corporation, or (c) materially and adversely affects the condition (financial or otherwise), properties, assets, earnings, business or operations of FDESI; and (viii) the execution and delivery by Fluor of the Marketing Agreement, which shall be set in full force and effect to the extent set forth therein.

    The Investment Agreement provides that at any time prior to the Effective Time, the parties may waive compliance with any of the agreements or conditions contained in the Investment Agreement which may be legally waived. As of the date of this Proxy Statement/Prospectus, GTI, Fluor, FDESI and Merger Subsidiary have no present intention of waiving any conditions under the Investment Agreement.

TERMINATION

    Section 9.1 of the Investment Agreement provides that the Investment Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing (notwithstanding approval of the Transactions by GTI's stockholders)
(i) by mutual written consent of GTI and Fluor; (ii) by GTI or Fluor, if the Closing has not been held by May 31, 1996; (iii) by GTI or Fluor, if there is any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Fluor or GTI from consummating the Merger is entered and such judgment, injunction, order or decree becomes final and nonappealable (provided that the party seeking to terminate the Investment Agreement must have used all reasonable efforts to remove such judgment, injunction, order or decree); (iv) by GTI (so long as it complies with the "No-Shop" Provisions) or by Fluor if the Board of Directors of GTI has withdrawn or materially modified its approval or recommendation of the Transactions or has recommended an Acquisition Proposal; (v) by Fluor, if it is not in material breach of its obligations under the Investment Agreement and a person or group (other than Fluor or any affiliate) (a) has made an Acquisition Proposal and GTI has commenced discussions with that party or (b) has become the beneficial owner of at least 20% of GTI's outstanding Common Stock; or (vi) by GTI or Fluor, if the Special Meeting (a) has been held and GTI's stockholders have failed to approve and adopt the Transactions at such meeting or (b) by Fluor, if such meeting is not held by May 31, 1996; and (vii) by GTI or Fluor if there has been a breach by the other party of any representation, warranty, covenant or agreement contained in the Investment Agreement which is incurable or has not been cured by May 31, 1996.

TERMINATION FEE

    The Investment Agreement provides that, so long as Fluor has not materially breached its obligations under the Investment Agreement, GTI will pay Fluor a Termination Fee (as defined below) under certain circumstances. The Termination Fee is payable promptly, but in no event later than two business days, after the termination of the Investment Agreement because the Board has withdrawn or materially modified its approval or recommendation of the Transactions to the Company's stockholders or recommended an Acquisition Proposal. The Termination Fee is also payable simultaneously with the consummation of an Acquisition Proposal effected after the termination of the Investment Agreement because (a) a person or group (other than Fluor or any affiliate) (i) has made an Acquisition Proposal and GTI has commenced discussions with that party or (ii) has become the beneficial owner of at least 20% of the outstanding shares of Common Stock, or (b) if the Special Meeting has been held and GTI's stockholders have failed to approve and adopt the Transactions at such meeting provided that
(A) prior to or within 60 days after the termination of the Investment Agreement, an Acquisition Proposal was been received and (B) if the Acquisition Proposal involves a merger, sale of assets, purchase of shares from GTI or similar business combination, the agreement with respect thereto was entered into within twelve months of the date of termination of the Investment Agreement, or if the Acquisition Proposal involves a tender or exchange offer, the tender or exchange offer was commenced within such twelve-month period. In addition, the Termination Fee is payable simultaneously with the consummation of an Acquisition Proposal effected after the termination of the Investment Agreement due to a breach by GTI of a covenant or agreement contained in the Investment Agreement if (i) prior to or within 60 days after the termination of the Investment Agreement negotiations or discussions have been held with, or information supplied to, a third party who makes an Acquisition Proposal and
(ii) the agreement with respect to such or any other Acquisition Proposal is entered into, or if the Acquisition Proposal is a tender or exchange offer, such offer is commenced, within twelve months after termination of the Investment Agreement. For purposes of the Investment Agreement, "Termination Fee" means $3,000,000 plus up to an additional $750,000 as reimbursement for fees and expenses actually incurred by Fluor and FDESI in connection with the Investment Agreement and the Transactions.

AMENDMENT; WAIVERS

    Any provision of the Investment Agreement may be amended or waived prior to the Closing if such amendment or waiver is in writing and signed, in the case of an amendment, by GTI and Fluor, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the authorization and approval of the Transactions by GTI's stockholders, no such amendment or waiver will, without the further approval of GTI's stockholders, alter or change any term of the Amended or Restated Certificate of Incorporation or the amendments to the By-Laws if such alteration or change would adversely affect the holder of any Shares.

    GTI intends to notify stockholders in the event that any material provision of the Investment Agreement is amended or waived in any material respect, independent of whether such amendment or waiver occurs prior to or after stockholder approval of the Transactions. GTI expects that any such notification would be given through issuance of a press release or, if appropriate, a supplement to this Proxy Statement/Prospectus.

EXPENSES

    The Investment Agreement provides that, except for any Termination Fee, all costs and expenses incurred in connection with the Investment Agreement and the Transactions will be paid by the party incurring such costs or expenses.

                          THE MARKETING AGREEMENT

    THE FOLLOWING DESCRIPTION OF THE MARKETING AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MARKETING AGREEMENT, THE FORM OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT C TO ANNEX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MARKETING AGREEMENT IN ITS ENTIRETY.

    The Marketing Agreement sets forth the understanding of GTI and Fluor with respect to their arrangement (a) to work together to approach the environmental services market, (b) for Fluor to use the Company's services in connection with Fluor's engineering and construction business, and (c) to provide, on an intercompany basis, support services to each other. Fluor will continue to provide its customers with engineering and construction services, as well as certain environmental services, such as Department of Energy Management and Operations, Operating and Management, Management and Integration services and so-called "Total Business Solutions" services. Total Business Solutions services are differentiated from the environmental services that will continue to be provided by GTI in that they involve an integration of such services with substantial non-environmental services or involve a substantial increase in the scale and scope of services currently provided by GTI. GTI will continue to provide environmental assessment, remediation and monitoring services.

    The Marketing Agreement provides that GTI will have primary responsibility for the marketing and execution of environmental services and Fluor will have primary responsibility for marketing and execution of Total Business Solutions services. Fluor will promote the use of GTI, and will retain GTI on a sole-source basis, for environmental services that are related or incidental to Fluor's engineering and construction business and Total Business Solutions business, provided that use of the Company is acceptable to the customer, the Company has adequate available personnel and other resources to timely and satisfactorily perform the work and the Company's proposed commercial terms are competitive with the market. In addition, GTI and Fluor will provide overhead support and contract support services to each other on an intercompany basis. The Company will use the name "Fluor Daniel GTI, Inc." during the term of the Marketing Agreement, and subsidiaries of the Company may also use a similar name if the parties decide it is useful in marketing the operations of the Company's subsidiaries.

    The term of the Marketing Agreement is ten years from the Closing of the Transactions unless further extended by the parties. In the event Fluor ceases to own at least 20% of the issued and outstanding equity of the Company, then
(a) Fluor, provided it is not in breach of its obligations pursuant to Section 6.3(d) of the Investment Agreement (with respect to dispositions of New Common Stock held by it), or GTI may terminate the Marketing Agreement prior to expiration of the term; and (b) Fluor, pursuant to Section 7.9 of the Investment Agreement, may revoke the license of the Company and its subsidiaries to use the name "Fluor Daniel" in the Company's corporate name. See "INVESTMENT AGREEMENT
- -- Certain Restrictions on Fluor and the Company Following the Closing."

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

           THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Pursuant to the Investment Agreement, GTI is required to obtain stockholder approval and to file an Amended and Restated Certificate of Incorporation effecting the Recapitalization as a condition to Fluor's consummation of the Merger. THE FOLLOWING DESCRIPTION OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE TEXT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT A TO ANNEX A, AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ITS ENTIRETY.

    Recapitalization. Effective upon the specified effective date set forth in the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State, GTI's Restated Certificate of Incorporation will be amended to amend Article FOURTH ("Article Fourth") to authorize 25,000,000 shares of New Common Stock and establish the terms thereof and to effect the conversion of each outstanding Share into the right to receive $8.62 in cash and .5274 of a share of New Common Stock. Under Article Fourth the rights, preferences, privileges and restrictions of the New Common Stock will be identical in all respects to those of the Common Stock, except that the par value of the New Common Stock will be $.001 per share.

    Other Amendments. In addition, upon the effective date set forth in the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State, GTI's Restated Certificate of Incorporation will be amended to (a) amend Article FIRST to change the Company's name to "Fluor Daniel GTI, Inc.", (b) amend Article THIRD to maximize the legally permissible purposes of the Company under Delaware Law and (c) delete Article SIXTH, which contains provisions regarding a classified board of directors.

                         AMENDMENTS TO THE BY-LAWS

    The Investment Agreement requires that, prior to the Closing, the Com-pany's stockholders approve certain amendments to the By-Laws to, among other things, amend Article 2 (Meetings of Stockholders), Article 3 (Directors),
Article 4 (Meetings of the Board of Directors), Article 7 (Officers), Article 8 (Resignations, Removals and Vacancies) and Article 15 (Amendments). (Such By-Laws, as proposed to be amended, are referred to herein as the "Amended By-Laws"). THE FOLLOWING DESCRIPTION OF THE AMENDMENTS TO THE BY-LAWS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE AMENDED AND BY-LAWS WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS EXHIBIT B TO ANNEX A, AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE ENCOURAGED TO READ THE AMENDED BY-LAWS IN THEIR ENTIRETY.

    Amendments to Article 2 (Meetings of Stockholders). Amended Article 2 of the By-Laws provides that special meetings of the stockholders may be called only upon the written request of a majority of the directors then in office.

    Amendments to Article 3 (Directors). Amended Article 3 of the By-Laws sets the size of the Board of Directors at no more than seven (7) members and eliminates the provision allowing enlargement of the Board by a majority vote of the Board or by the affirmative vote of two-thirds of the outstanding shares entitled to vote in the election of directors. Article 3 has also been amended to eliminate the classified board of directors, such that the term of office for all directors shall expire at the next annual meeting of stockholders.

    Amendments  to  Article  4  (Meetings  of the Board of  Directors).  Amended
Article 4 of the By-Laws specifies that a quorum of the Board for the transaction of business shall be a majority of the Board, except as otherwise provided in the Amended and Restated Certificate of Incorporation or the By-Laws.

    Amendment to Article 7 (Officers). Amended Article 7 of the By-Laws specifies that the Board shall have a Chairman of the Board who shall preside at all meetings of stockholders and of the Board of Directors.

    Amendments  to Article 8  (Resignations,  Removals and  Vacancies).  Amended
Article 8 of the By-Laws provides that any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by law or the Amended and Restated Certificate of Incorporation. Amended Article 8 also eliminates provisions relating to the classified board structure to conform to amended Article 3.

    Amendment to Article 15 (Amendments). Amended Article 15 of the ByLaws provides that the By-Laws may be altered, amended or repealed, or new By-Laws adopted, by the stockholders or by a majority of the full Board of Directors (whether or not present at a meeting).

    The By-Laws are also amended throughout to reflect the change in the Company's name to Fluor Daniel GTI, Inc., and to reference the Amended and Restated Certificate of Incorporation rather than the Restated Certificate of Incorporation.

                           ELECTION OF DIRECTORS

    Pursuant to the Investment Agreement, the Amended By-Laws provide for a Board of Directors with no more than seven members, which each director to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or his or her earlier resignation or removal. The following are the nominees for the Board of Directors to serve effective as of the Closing: Walter C. Barber, Allan S. Bufferd, Robert P. Schechter, David L. Myers, J. Michal Conaway, James C. Stein and Ernie Green.

    In the event any of such nominees becomes unable or unwilling to serve, the shares of Common Stock represented by the enclosed Proxy will be voted for the election of the balance of those named and may be voted for such other person(s) as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

    Below is information setting forth the name, age, business background and other information regarding those nominees who do not currently serve on the Company's Board of Directors. None of the New Directors has previously served as either an officer or director of GTI, and each of them is serving pursuant to the terms of the Investment Agreement. See "THE TRANSACTIONS -- Board of Directors and Officers." Information regarding Messrs. Barber, Bufferd and Schechter, each of whom is currently a director of the Company, can be found in the Company's Proxy Statement for the Annual Meeting of Stockholders held on September 19, 1995 (the "1995 Proxy Statement"), which is incorporated herein by reference.

 DAVID L. MYERS, age 49

    Mr. Myers has served as President, Environmental Services of Fluor since July 1994. From 1984 until July 1994, Mr. Myers served as Fluor's Vice President of Business Units and of various other Fluor subsidiaries. Mr. Myers joined Fluor Corporation in 1975.

 J. MICHAL CONAWAY, age 47

    Mr. Conaway has served as Vice President and Chief Financial Officer of Fluor Corporation since May 1994. From 1993 to May 1994, he served as Vice President, Finance, of Fluor Corporation. From 1988 until joining Fluor Corporation, Mr. Conaway was a Vice President and Chief Financial Officer of National Gypsum Company and its parent, Aancor Holdings, Inc.

 JAMES C. STEIN, age 52

    Mr. Stein has served as Group President, Diversified Services of Fluor since May 1994. He served as Fluor's President, Business Units, from 1993 to May 1994, and as President, Industrial Sector, of Fluor from 1986 to 1994. Mr. Stein joined Fluor Corporation in 1964.

 ERNIE GREEN, age 57

    Mr. Green is founder, President and Chief Executive Officer of EGI, Inc., a manufacturer of automotive components founded in 1981. He is also President of Florida Engineering, Inc., a subsidiary of EGI. Mr. Green is a director of Acordia, Inc., Bank One, Dayton, N.A., DPL, Inc., Duriron Company, Inc., and Eaton Corporation.

    Director Compensation. It is currently anticipated that only directors who are not employees of either the Company or Fluor ("Non-Employee Directors"), will receive compensation from the Company for service on the Board. Currently, Non-Employee Directors are paid $10,000 without regard to attendance at meetings of the Board of Directors or Committees, and the Chairmen of the Audit and Compensation Committees are paid an additional $5,000. Non-Employee Directors will also receive options under the 1995 Director Plan, which is more fully described in the Company's 1995 Proxy Statement. The 1995 Director Plan will be amended so that any employee of an affiliate of the Company (which, after the Transactions, will include Fluor) will be ineligible for option grants under that plan. See "AMENDMENTS TO STOCK PLANS."

    Employment Agreements. In December 1995, GTI entered into Employment Agreements with its executive officers, including Walter C. Barber, who also serves as a director of the Company. See "THE TRANSACTIONS -- Conflicts of Interest."

                         AMENDMENTS TO STOCK PLANS

    Recapitalization Amendments. Pursuant to the Investment Agreement, promptly after the Closing all options under the Company's 1987 Stock Plan and 1995 Director Plan outstanding on the Closing Date will be exchanged for Adjusted Options. See "THE INVESTMENT AGREEMENT -- Treatment of Stock Options." Effective as of the Closing Date, the Company's 1987 Stock Plan, 1995 Director Plan will be amended in order to implement the disposition of such options set forth in the Investment Agreement. In addition, the Amended and Restated 1986 Employee Stock Purchase Plan (the "1986 Purchase Plan") will be amended so that an adjustment under its existing terms which would operate to reduce the number of shares purchasable under, and the aggregate number of shares issuable pursuant to that plan will not be made in the Recapitalization.

    Under the current terms of paragraph 13(A) and Article 12(A) of the 1987 Plan and 1986 Purchase Plan, respectively, grantees of the options or other rights under these plans would be entitled to purchase that number of shares of New Common Stock as were exchangeable for the number of shares of Common Stock which a grantee would have been entitled to purchase, except for the Recapitalization. Under current paragraph 10(b) of the 1995 Director Plan, upon the Recapitalization adjustments to the number and kind of shares authorized under the plan, and the number and kind of shares covered by and the option price of outstanding options under the plan "necessary to maintain the proportionate interest of the options and preserve, without exceeding, the value of such options", would be made.

    Because the terms of the Transactions are not clearly addressed by the above provisions, and because the above provisions do not contemplate the treatment of stock options set forth in the Investment Agreement, the Board has determined advisable amendments to the 1987 Stock Plan, the 1986 Purchase Plan and the 1995 Director Plan in order to implement the terms of the Investment Agreement.

    Specifically, paragraph 13(G) of the 1987 Stock Plan and Section 10(B) of the 1995 Director Plan shall be amended so that each option granted under each such plan and outstanding on the Closing Date shall be exchanged for an option to purchase a number of shares of New Common Stock equal to the number of shares of Common Stock subject to such outstanding option multiplied by the Adjustment Fraction (as defined above) at a per share exercise price equal to the per share exercise price of such outstanding option divided by the Adjustment Fraction. No option to purchase fractional shares of New Common Stock will be issued, and each new option will be adjusted upward to the nearest full share of New Common Stock.

    Under the current terms of the 1987 Stock Plan and the 1995 Director Plan, the plans will automatically be adjusted to reflect the change of the class of shares issuable from Common Stock to New Common Stock and to effect the increase, if any, in the aggregate number of shares authorized under such plans necessary due to the issuance of Adjusted Options. The 1986 Purchase Plan will be amended so that the recapitalization adjustment in Article 12(A) will not apply in connection with the Recapitalization.

    Additional Amendment to 1995 Director Plan. Pursuant to the Investment Agreement, three members of Fluor management will be added to the Company's Board, and, under the current terms of the 1995 Director Plan, would be eligible for stock options. The Board has determined that the grant of options to employees of the Company's affiliates (such as Fluor) would not serve the purposes of the 1995 Director Plan, which is designed to attract and retain qualified outside directors. Accordingly, the Board deems advisable an amendment to Section 1 of the 1995 Director Plan to define "employees" (who are not eligible for option grants under the 1995 Director Plan) to include employees of affiliates of the Company. For purposes of the 1995 Director Plan, the term "affiliate" will include any entity which controls, is controlled by, or is under common control with the Company. See "ELECTION OF DIRECTORS."

          SHARE OWNERSHIP OF GTI MANAGEMENT AND PRINCIPAL HOLDERS

    The following table sets forth information as of March 20, 1996 concerning the ownership of Common Stock by each current member of the Company's Board of Directors, each nominee for Director at the Special Meeting, each of the executive officers named in the Summary Compensation Table included in the Company's 1995 Proxy Statement, all current Directors and executive officers as a group and each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock. Except as otherwise noted, the person or entities identified have sole voting and investment power with respect to such shares.


                                                                          AMOUNT AND NATURE
                                                                            OF BENEFICIAL
                          NAME AND ADDRESS**                                  OWNERSHIP       PERCENT
                          ------------------                                  ---------       -------
Walter C. Barber                                                                80,863(1)       1.2%
Bayard Henry                                                                   229,666(2)       3.3%
Allan S. Bufferd                                                                 3,638(3)        *
Robert P. Schechter                                                              3,538(4)        *
David L. Myers                                                                       0           *
J. Michal Conaway                                                                    0           *
James C. Stein                                                                       0           *
Ernie Green                                                                          0           *
Robert E. Sliney, Jr.                                                            9,637(5)        *
Wendell W. Lattz                                                                 9,623(6)        *
Frank J. Gorry                                                                   4,473(7)        *
J. Steven Paquette                                                               4,537(8)        *
All Current Directors and Executive Officers as a group (11 persons)           367,350(9)       5.2%
The Parnassus Fund                                                             520,000(10)      7.5%
  244 California Street, Suite 400
  San Francisco, CA 94111
The TCW Group, Inc.                                                            398,700(11)      5.7%
  865 South Figueroa Street
  Los Angeles, CA 90017

  * Represents beneficial ownership of less than 1% of the Company's outstanding shares of Common Stock.

 ** Addresses are given for beneficial owners of more than 5% of the outstanding
    Common Stock only.

(1) Includes 38,900 shares subject to options under the Company's 1987 Stock Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(2) Includes 1,666 shares subject to options under the Company's 1995 Director Plan excercisable at February 16, 1996, or within 60 days thereafter. Mr. Henry is not standing for election at the Special Meeting.

(3) Includes 1,666 shares subject to options under the Company's 1995 Director Plan exercisable at February 16, 1996, or within 60 days thereafter. The Massachusetts Institute of Technology ("M.I.T.") owns 24,582 shares with respect to which Mr. Bufferd has voting and investment power by virtue of his position as Deputy Treasurer and Director of Investments of M.I.T., subject to the policies and procedures of the Investment Committee of M.I.T. Mr. Bufferd disclaims beneficial ownership of such shares.

(4) Includes 1,666 shares subject to options under the Company's 1995 Director Plan exercisable at February 16, 1996, or within 60 days thereafter.

(5) Includes 8,133 shares subject to options granted under the Company's 1987 Stock Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(6) Includes 8,700 shares subject to options granted under the Company's 1987 Stock Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(7) Includes 4,333 shares subject to options granted under the Company's 1987 Stock Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(8) Includes 4,333 shares subject to options granted under the Company's 1987 Stock Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(9) Includes 88,825 shares subject to options granted under the Company's 1987 Stock Plan and 1995 Director Plan which are exercisable at February 16, 1996, or within 60 days thereafter.

(10) Information with respect to the beneficial ownership of Common Stock as reported on Stockholder's Schedule 13G dated February 9, 1996.

(11) Information with respect to the beneficial ownership of Common Stock as reported on such stockholder's Schedule 13G dated February 12, 1996.

                      DESCRIPTION OF NEW COMMON STOCK

    Upon the effective date specified in the Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State, 1,000,000 shares of preferred stock, par value $.01 ("Preferred Stock") and 25,000,000 shares of New Common Stock, par value $.001 per share, will be authorized. The rights of holders of New Common Stock (which are substantially identical to the rights of holders of Common Stock) are as set forth below.

    Voting Rights. The holders of New Common Stock will, on all matters submitted to a vote of the stockholders of the Company, each be entitled to one vote per share, voting together as a single class unless otherwise required by applicable law.

    Dividends; Reclassifications; Mergers. Holders of New Common Stock will be entitled to receive such dividends and other distributions in cash, property or shares of capital stock, when and if declared by the Board from time to time out of assets or funds of the Company legally available therefor, subject to the preferential rights, if any, of the Preferred Stock.

    Liquidation. In the event of any dissolution, liquidation or winding-up of the affairs of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of New Common Stock will be entitled, unless otherwise provided herein by law, to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of New Common Stock held by them respectively. The Board may distribute in kind to the holders of New Common Stock such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or entity or any combination so received and distribute any balance thereof in kind to holders of New Common Stock. Neither the merger or consolidation of the Company into or with any other corporation nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of the Company of any class, will be deemed to be a dissolution, liquidation or winding-up or the Corporation for the purposes of the above provisions.

    Rights Relative to Preferred Stock. All voting powers, designations, preferences or relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, of the New Common Stock are expressly subject and subordinate to those that may be filed with respect to any shares of Preferred Stock. No shares of Preferred Stock are currently outstanding, nor have any terms of any Preferred Sock been fixed by the Company.

                     INFORMATION WITH RESPECT TO FDESI

FDESI BUSINESS

 GENERAL

    FDESI provides a full range of environmental consulting and engineering services, including assessment and remediation services, to commercial and industrial clients, and to federal, state and local government agencies.

    FDESI is a wholly-owned subsidiary of Fluor. Fluor is an indirect, wholly owned subsidiary of Fluor Corporation, a Delaware corporation, which is one of the largest public-owned engineering, construction and diversified services firms in the United States. The shares of Fluor Corporation are traded on The New York Stock Exchange. Through Fluor, and other domestic and foreign subsidiaries, Fluor Corporation provides engineering, procurement, construction, maintenance and other diversified services on a worldwide basis to an extensive range of industrial, commercial, utility, natural resources, energy and governmental clients.

    FDESI's executive offices are located in Irvine, California. FDESI operates principally from six regional offices in the United States.

    The services provided by FDESI include the preparation of studies, reports and designs, and construction and construction management associated with the following environmental areas: regulatory compliance, air, water, waste water and solid wastes, waste minimization, environmental assessment, risk assessment, waste water treatment and hazardous waste remediation. FDESI also provides substantial support to other Fluor operating companies in the area of environmental licensing and permitting of major industrial, commercial and government facilities.

    These services are provided by engineers and scientists of various disciplines employed by FDESI. The services provided are generally the result of regulatory programs promulgated by state and U.S. federal agencies which include the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") and the National Pollutant Discharge Elimination System. The business of both FDESI and GTI are subject to many of the same environmental regulations.

    FDESI does not own any hazardous or solid waste treatment, storage or disposal facility. At January 23, 1996, FDESI had 159 employees, including 143 professionals such as civil engineers, environmental engineers, geologists and hydrogeologists.

 CLIENTS

    FDESI's clients fall into two broad categories: federal government clients and private commercial clients. The primary federal clients of FDESI are the United States Department of Defense (the "DOD") and the United States Environmental Protection Agency (the "EPA"). FDESI's private clients are diverse, and include oil and gas companies and chemical companies.

    Federal.  FDESI  currently  has  five  significant  contracts  with  various departments and agencies of the federal government. These contracts are generally of the Basic Ordering Agreement type, under which a master contract defines the general scope of work to be performed and the financial consideration to be paid. Individual task orders are then issued for specific projects to be performed under the master contract. The following are those contracts:

    * U.S. Army, Omaha District: The Company is a prime contractor under a multi-year contract providing field investigations, remedial designs and construction oversight at various military and civil sites across the U.S. Work includes the investigation of contaminated soil and groundwater resulting from petroleum spills, landfills, pesticide facilities and other uses, and providing recommendations for cleanup actions.

    * U.S. Army Environmental Center: The Company is a prime contractor under a five and one-half year contract with the DOD involving preliminary assessments, investigations under RCRA and CERCLA, corrective measures or feasibility studies, and emergency removal actions for inorganic (e.g., heavy metals) and organic contaminants (e.g., solvents and explosives) in soils and groundwater on Army installations. Substantial remaining activities to be completed under this contract are at two such installations.

    *   U.S. Navy  Environmental  Restoration  Program:  Under a subcontract  to
        Ogden Energy, FDESI is assisting the United States Navy's Pacific Division of the Naval Facilities Engineering Command in meeting its mandate to clean up Naval Installations under the Navy's Environmental Restoration Program. This work involves intensive background searches on past practices and land use, as well as multi-media environmental studies and investigative work, resulting in actions to be taken by the Navy to effect the clean-up. Recent work included the review of land use since World War II of 33 different parcels within the Navy boundary, and well drilling to identify the nature and scope of the contamination. FDESI is also determining the nature and extent of contamination at active Naval Bases, such as the Pearl Harbor Naval Shipyard, where FDESI has identified the source of fuel oil that is contaminating Pearl Harbor and has developed a plan for containing the fuel oil migration and ultimate clean-up.

    * U.S. Navy, Facilities Engineering Command: FDESI has a prime contract with the Navy for clean-up of hazardous waste sites at certain Navy and Marine Corps activities worldwide. Under this contract FDESI must identify, assess and clean-up hazardous waste sites, including both soil and water, to safe and acceptable levels. This may include rapid response to meet emergency requirements, and demonstration of new technologies to accelerate clean-up. FDESI has recently commenced work on this contract and the initial work has been focused on determining the nature and extent of contamination at the former Navy Dry-dock and Repair Facility in San Juan, Puerto Rico prior to turning the facility over to the Commonwealth of Puerto Rico.

    * U.S. EPA, ARCS: FDESI has provided engineering and technical services to the EPA at a variety of hazardous waste sites (also known as Superfund Sites) in 15 states throughout the midwest. The work performed has included technical assistance, field investigations, site characterization, evaluation ofremediation alternatives, engineering designs, and management of cleanup of hazardous waste sites. Work under this contract has included development and design of treatment methods for several acidic refinery sludge pits. FDESI completed the investigations, developed the treatment methods, designed the remedial actions and managed completion of the cleanup construction projects.

    Commercial. In addition to the federal contracts noted above, FDESI staff provide environmental services to a number of private clients through sub-contracts to FDESI. These projects currently include managing and implementing hazardous waste remediations in California, Indiana, Illinois, Missouri, New York and other locations. Examples of these projects include:

    * FDESI is operating and maintaining a desorption and recovery unit at a former refinery site in Missouri. The unit is processing soil contaminated with organics, petroleum products and metals and recovering hydrocarbons for re-refining. Other activities at this site include the preparation of a Health and Safety plan, Performance Test plan, risk assessment, and a Comprehensive Site Treatment Plan.

    * At Crab Orchard National Wildlife Refuge in Marion, Illinois, an FDESI project team is serving as the Project Manager on the remediation of a Superfund Site known as the Sangamo/Crab Orchard PCB Operable Unit. A thermal treatment facility will be erected and the contaminated soils and lake sediments treated prior to backfilling. A RCRA landfill will be built to contain soils and sediments which remain contaminated with lead and cadmium after thermal treatment.

BACKLOG

    The FDESI backlog of awarded projects and tasks at January 31, 1995 and 1996 was approximately $36.4 million and $63.9 million, respectively. Other work authorizations from existing Basic Ordering Agreement contracts may be issued from time to time, however, current backlog is not necessarily indicative of the future earnings of FDESI related to the performance of such work. Although backlog represents only business which is considered by FDESI to be firm, there are no assurances that cancellations or scope adjustments will not occur.

CONTRACTS

    FDESI conducts business under various types of contractual arrangements, including cost reimbursable (plus fixed or percentage fee), all-inclusive rate, unit price, fixed or maximum price and incentive fee contracts. These contracts are either competitively bid and awarded or individually negotiated. In terms of dollar amount, the majority of FDESI's contracts are of the cost reimbursable type. Under a fixed-price contract, the customer agrees to pay a specified price for FDESI's performance of the entire contract. Fixed-price contracts carry certain inherent risks, including risks of losses from underestimating costs, problems with new technologies and economic and other changes that may occur over the contract period. Consequently, the profitability of fixed-price contracts may vary substantially. The amount of the fee received for a cost-reimbursement plus fixed and award fee contract partially depends upon the government's discretionary periodic assessment of FDESI's performance on that contract. FDESI's fee from a cost-reimbursement plus fixed and award fee contract may vary based upon FDESI's performance.

    Agencies of the Federal government are FDESI's most significant clients. For the nine months ended January 31, 1996, the DOD accounted for 29.7% of FDESI's net revenue. Some contracts made with the Federal government are subject to annual approval of funding. Limitations imposed on spending by Federal government agencies may limit the continued funding of FDESI's existing contracts with the Federal government and may limit FDESI's ability to obtain additional contracts. These limitations, if significant, could have a material adverse effect on FDESI. To date, spending limitations have not had a significant effect on FDESI. All contracts made with the Federal government may be terminated by the government at any time, with or without cause, however, none of FDESI's government contracts are subject to renegotiation of profits with out a change in the contractual scope of work.

    Federal government agencies have formal policies against continuing or awarding contracts that would create actual or potential conflicts of interest with other activities or a contractor. These policies, among other things, may prevent FDESI in certain cases from bidding for or performing contracts resulting from or relating to certain work FDESI has performed for the government. FDESI has not experienced disqualification during a bidding or award negotiation process by any government or private client expressly as a result of a conflict of interest. In addition, services performed for a private client may create conflicts of interest which preclude or limit FDESI's ability to obtain work for another private entity. FDESI attempts to identify actual or potential conflicts of interest and to minimize the possibility that such conflicts would affect its work under current contracts or its ability to compete for future contracts.

MARKETING

    The sales force of FDESI is organized separately from its operations group. It is comprised of a Vice President of federal sales, and includes sales and marketing representatives located in Greenville, South Carolina, Irvine, California, Washington, D.C. and Houston, Texas.

COMPETITION

    The markets served by FDESI are highly competitive and for the most part require substantial resources, particularly highly skilled and experienced technical personnel. There are a large number of companies competing in the markets served by FDESI some of which may have greater size or financial resources. Competition is primarily centered on performance and the ability to provide the scientific, engineering, planning and management skills required to complete complex projects in a timely and cost efficient manner. FDESI derives its competitive strength from its diversity, reputation for quality, procurement capability, project management expertise, geographic coverage, ability to execute projects of varying sizes, strong safety record and experience with a wide range of services and technologies.

                 FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.
                          SELECTED FINANCIAL DATA
                             ($ IN THOUSANDS)


                                                                                                        NINE MONTHS ENDED
                                                       YEAR ENDED APRIL 30,                                JANUARY 31,
                                                       --------------------                                -----------
                                     1991          1992          1993          1994         1995        1995          1996
                                     ----          ----          ----          ----         ----        ----          ----
                                  (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)             (UNAUDITED)   (UNAUDITED)
OPERATING RESULTS
Revenues                            $ 9,596       $ 33,951      $ 41,253      $ 52,755    $ 35,425    $24,889       $ 26,319
Net Earnings (loss)(1)                (994)          (980)          316           682         656         892           489
FINANCIAL POSITION
Total assets                         1,062          2,267         1,658         1,475       3,022         322         5,453
Parent Company Investment            1,062          2,267         1,515         1,155       2,661        (782)        4,559

(1) Substantially all net earnings have been remitted to Fluor to repay intercompany advances. FDESI has never declared or paid dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis is provided to increase understanding of, and should be read in conjunction with, the financial statements and accompanying notes respecting FDESI included elsewhere in this Proxy Statement/Prospectus.

 OVERVIEW

    Pursuant to the Investment Agreement, FDESI will merge into GTI as part of an overall transaction wherein Fluor will acquire approximately a 55 percent ownership interest in GTI.

    The financial data presented herein reflects the financial position and results of operations as if the contracts and personnel which constitute the environmental remediation business of Fluor Corporation had been operating entirely through FDESI for all periods presented. Operations reflect all environmental remediation contract work performed by Fluor personnel for all federally funded non-Department of Energy contracts, remediation projects for other government agencies and environmental risk assessment, permitting and remediation for commercial clients, for the periods presented. Additionally FDESI provides certain environmental consulting services to Fluor and other affiliated entities. Revenues from these consulting services have been reflected in accordance with the Marketing Agreement to be signed in conjunction with the Investment Agreement. Under the terms of the Marketing Agreement, affiliates are charged for labor cost plus established multipliers on base compensation. Due to the variable and often unpredictable nature of FDESI's work load, services are provided to Fluor as conditions allow.

    Indirect expenses include non-project costs of all environmental services personnel assigned to the environmental operations of Fluor who are available to provide services to FDESI's clients and other Fluor clients. Additionally, other indirect expenses primarily include charges from Fluor for the fair value of rent for occupied space, computer usage and other costs. There has been no allocation of corporate general and administrative expenses by Fluor as management believes that no significant general and administrative expenses were incurred with respect to FDESI's operations beyond those reflected in the financial statements.

    FDESI's operations include projects in both the commercial and government sectors. Although the mix of projects fluctuates from year to year, government projects represent a significant portion of total revenues. Revenues from government projects contributed 38 percent and 50 percent to total revenues for the nine months ended January 31, 1995 and 1996, respectively, and 17 percent, 13 percent and 39 percent for the years ended April 30, 1993, 1994 and 1995, respectively. The uncertain timing of project awards can create variability in FDESI's operations, consequently, trends are difficult to predict with certainty.

    The effective tax rate on earnings is essentially unchanged for all periods presented. Under a tax allocation practice, FDESI is charged or credited by Fluor for Federal income taxes, if any, generally at the U.S. statutory rate. FDESI is also charged or credited for State income taxes.

 NINE MONTHS ENDED JANUARY 31, 1995 COMPARED WITH NINE MONTHS ENDED JANUARY 31,1996

    Revenues and net earnings for the nine months ended January 31, 1995 were $24,889,000 and $892,000, respectively, compared with $26,319,000 and $489,000 for the nine months ended January 31, 1996. The increase in revenues is primarily attributable to higher revenues on Department of Defense contracts in 1996 compared with 1995. These projects contributed $9,578,000 to total revenues for the nine months ended January 31, 1995 compared with $13,302,000 for the same period of 1996. This increase was partially offset by lower revenues on commercial projects in 1996 compared with 1995. Government projects contributed 38 percent of total revenues for the nine months ended January 31, 1995 compared with 50 percent for the same period of 1996.

    Total indirect expenses increased from $3,477,000 for the nine months ended January 31, 1995 to $4,963,000 for the same period of 1996, due primarily to increased proposal costs for environmental remediation on Department of Defense prospects.

 FISCAL 1994 COMPARED WITH FISCAL 1995

    Revenues and net earnings for the year ended April 30, 1994 were $52,755,000 and $682,000, respectively, compared with $35,425,000 and $656,000 for the year ended April 30, 1995. The decrease in revenues is primarily attributable to the completion of two large commercial projects in early 1995. These projects contributed $39,408,000 to total revenues in 1994 compared with $10,174,000 in 1995. This decrease was partially offset by higher revenues on DOD contracts in 1995 compared with 1994. Government projects contributed 13 percent of total revenues for the year ended April 30, 1994 compared with 39 percent for the year ended April 30, 1995.

    Total indirect expenses increased from $4,229,000 for the year ended April 30, 1994 to $5,939,000 for the same period of 1995 due primarily to increased proposal costs for environmental remediation on DOD prospects. These increased costs contributed to a net loss of approximately $200,000 experienced in the last half of fiscal 1995.

 FISCAL 1993 COMPARED WITH FISCAL 1994

    Revenues and net earnings for the year ended April 30, 1993 were $41,253,000 and $316,000, respectively, compared with $52,755,000 and $682,000 for the year ended April 30, 1994. These increases are primarily attributable to two large commercial projects that contributed $24,699,000 to total revenues in 1993 compared with $39,408,000 in 1994. Government projects contributed 17 percent of total revenues for the year ended April 30, 1993 compared with 13 percent for the year ended April 30, 1994.

    Total indirect expenses decreased from $5,277,000 for the year ended April 30, 1993 to $4,229,000 for the year ended April 30, 1994 due primarily to increased utilization of available personnel in connection with the two large commercial projects in 1994.

 FINANCIAL POSITION AND LIQUIDITY

    FDESI advances to and receives from Fluor non-interest bearing funds. FDESI is dependent upon Fluor for continued financing, including funding required, if any, for settlement of claims, working capital requirements and third party bid and performance guarantees made in the ordinary course of business. Amounts required to fund working capital are provided by Fluor and the excess is advanced to Fluor. For all periods presented in the accompanying financial statements, changes in the components of working capital reflect the impact of project activity on billed and unbilled work in progress. FDESI has no commitments for capital expenditures.

MARKET PRICE; DIVIDENDS; HOLDERS OF CAPITAL STOCK

 OUTSTANDING STOCK

    All of the outstanding shares of FDESI, which consist of 1,000 shares of Common Stock, no par value, are owned by Fluor, and have been owned by Fluor since the incorporation of FDESI in 1990. Accordingly, there is no public trading market for FDESI common stock, and no sales price information for such stock is available. FDESI has not issued any options or warrants to purchase its common stock, nor any securities convertible into its common stock. No shares of common stock of FDESI may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended. FDESI has not agreed to register any of its securities for public sale, nor is it presently proposing any such public offering. As a result of the Merger, all of the shares of FDESI held by Fluor will be converted into the right to receive an aggregate of 4,400,000 shares of New Common Stock of the Company at the Closing.

 DIVIDENDS

    As a wholly owned subsidiary of Fluor, substantially all net earnings of FDESI have been remitted to Fluor to repay intercompany advances. FDESI has never declared or paid dividends. FDESI will become a wholly owned subsidiary of GTI following the Merger, and may from time to time declare and pay dividends to GTI. FDESI is not aware of any restrictions at present on its ability to pay dividends.

 HOLDERS

    All of the outstanding stock of FDESI is owned of record and beneficially by Fluor. No other person, including the directors and officers of FDESI, own any securities of FDESI. There have been no changes in control of FDESI since the beginning of the last fiscal year of FDESI.

                 UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following tables represent summary unaudited pro forma consolidated income statement information of the Company ("Fluor Daniel GTI, Inc." after the Transactions) for the year ended April 29, 1995 and the nine months ended January 27, 1996 and balance sheet information as of January 27, 1996 giving pro forma effect to the (i) conversion of each share of Common Stock outstanding at each period end into $8.62 in cash and 0.5274 of a share of New Common Stock,
(ii) the issuance and sale of 4,400,000 shares of New Common Stock to Fluor in exchange for all outstanding shares of FDESI and $33.35 million in cash, (iii) the issuance and sale of the Option to Fluor for $1.65 million, (iv) certain costs incurred in connection with the Transactions, (v) amortization of goodwill, and (vi) discontinued laboratory operations. The Merger has been accounted for as a reverse acquisition of GTI by FDESI.

    The summary unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations actually would have been had the transactions described in the preceding paragraph in fact occurred on such date, or to project the Company's financial position or results of operations for any future date or period.

    The unaudited pro forma consolidated financial information should be read in conjunction with the 1995 financial statements of FDESI and the notes thereto included in this Proxy Statement/Prospectus, the 1995 consolidated financial statements of the Company and the notes thereto and the unaudited quarterly consolidated financial information of the Company incorporated by reference into this Proxy Statement/ Prospectus. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

                            UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL INFORMATION OF
                          FLUOR DANIEL GTI, INC.
                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                YEAR ENDED APRIL 29, 1995
                                                                                -------------------------
                                                                       GTI       FDESI     PRO FORMA     PRO FORMA
                                                                      ACTUAL    ACTUAL    ADJUSTMENTS   CONSOLIDATED
                                                                      ------    ------    -----------   ------------
INCOME STATEMENT DATA:
Gross revenue                                                        $178,280   $35,425     $  --         $213,705
Cost of subcontracted services                                         69,083     --          9,454         78,537
                                                                       ------   -------       -----         ------
Net revenue                                                           109,197    35,425      (9,454)       135,168
Cost of net revenues                                                   62,338    28,410      (9,454)        81,294
                                                                       ------    ------      ------         ------
Gross profit                                                           46,859     7,015       --            53,874
Selling, general and administrative expenses                          (39,647)   (5,939)       (204)       (45,790)
Licenses and other income                                                 683     --          --               683
                                                                       ------    ------      ------         ------
Operating income                                                        7,895     1,076        (204)         8,767
Investment and other income, net                                        1,138     --           (887)           251
                                                                       ------    ------      ------         ------
Income before taxes                                                     9,033     1,076      (1,091)         9,018
Income tax provision                                                    3,596       420       --             4,016
                                                                       ------    ------      ------         ------
Net income                                                           $  5,437   $   656     $(1,091)      $  5,002
                                                                     ========   =======     =======       ========
Earnings per share                                                   $   0.77                             $   0.62
                                                                     ========                             ========
Shares used to compute earnings per common share                        7,050                                8,118
                                                                        =====                                =====




                                                                           NINE MONTHS ENDED JANUARY 27, 1996
                                                                           ----------------------------------
                                                                       GTI       FDESI     PRO FORMA     PRO FORMA
                                                                      ACTUAL    ACTUAL    ADJUSTMENTS   CONSOLIDATED
                                                                      ------    ------    -----------   ------------
INCOME STATEMENT DATA:
Gross revenue                                                        $128,881   $26,319     $  --         $155,200
Cost of subcontracted services                                         49,277     --          9,679         58,956
                                                                       ------   -------       -----         ------
Net revenue                                                            79,604    26,319      (9,679)        96,244
Cost of net revenues                                                   48,433    20,554      (9,679)        59,308
                                                                       ------    ------      ------         ------
Gross profit                                                           31,171     5,765       --            36,936
Selling, general and administrative expenses                          (28,867)   (4,963)       (142)       (33,972)
Licenses and other income                                                 562     --          --               562
                                                                       ------    ------      ------         ------
Operating Income                                                        2,866       802        (142)         3,526
Investment and other income, net                                        1,038     --           (605)           433
                                                                       ------    ------      ------         ------
Income before taxes                                                     3,904       802        (747)         3,959
Income tax provision                                                    1,544       313       --             1,857
                                                                       ------    ------      ------         ------
Net income                                                           $  2,360   $   489     $  (747)      $  2,102
                                                                     ========   =======     =======       ========
Earnings per share                                                   $   0.34                             $   0.26
                                                                     ========                             ========
Shares used to compute earnings per common share                        7,042                                8,114
                                                                        =====                                =====

                            UNAUDITED PRO FORMA
                   CONSOLIDATED FINANCIAL INFORMATION OF
                          FLUOR DANIEL GTI, INC.
                          (DOLLARS IN THOUSANDS)


                                                                                    JANUARY 27, 1996
                                                                                    ----------------
                                                                       GTI      FDESI     PRO FORMA     PRO FORMA
                                                                      ACTUAL    ACTUAL   ADJUSTMENTS   CONSOLIDATED
                                                                      ------    ------   -----------   ------------
BALANCE SHEET DATA:

                                                      ASSETS

Current assets:
   Cash and cash equivalents                                         $  9,351   $  --     $ (3,186)      $  6,165
   Marketable securities                                               23,491     --       (23,491)         --
   Accounts receivable, less allowance                                 43,215    2,564       --            45,779
   Unbilled revenues                                                   16,327    2,889       --            19,216
   Other current assets                                                 9,649     --         --             9,649
                                                                        -----  -------      ------          -----
       Total current assets                                           102,033    5,453     (26,677)        80,809
Property, plant and equipment, net                                      8,643     --         --             8,643
Other assets, net                                                       8,958     --         5,662         14,620
                                                                        -----   ------       -----         ------
                                                                     $119,634   $5,453    $(21,015)      $104,072
                                                                     ========   ======    ========       ========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                  $  6,613   $  --     $  --          $  6,613
   Accrued salaries and benefits                                        3,508      --        --             3,508
   Other accrued liabilities                                            9,781      894       2,000         12,675
                                                                        -----      ---       -----         ------
       Total current liabilities                                       19,902      894       2,000         22,796
Stockholders' equity:
   Preferred stock                                                      --         --        --             --
   Common stock                                                            81        1         (74)             8
   Additional paid-in capital                                          55,965      335      24,799         81,099
   Treasury stock, at cost                                            (17,210)     --       17,210          --
   Parent company investment                                            --       4,054      (4,054)         --
   Cumulative currency translation adjustment                          (1,192)     --        1,192          --
   Retained earnings                                                   62,088      169     (62,088)           169
                                                                       ------      ---     -------            ---
       Total stockholders' equity                                      99,732    4,559     (23,015)        81,276
                                                                       ======    =====     =======         ======
       Total liabilities and stockholders' equity                    $119,634   $5,453    $(21,015)      $104,072
                                                                     ========   ======    ========       ========

- --------

(1) Pro  forma   adjustments   have  been  made  to  reflect   FDESI's  cost  of
    subcontracted services in the Company's reporting presentation format.

(2) Pro forma adjustments to reflect the impact to interest income that would have occurred had the Transactions taken place at the beginning of the periods have been presented. The average interest rate earned on cash and cash equivalents and marketable securities was approximately 4.35% and 4.17% in fiscal 1995 and for the nine months ended January 27, 1996, respectively. The interest income earned was substantially all federal tax-free.

(3) As a result of the Recapitalization, each share of Common Stock (par value $.01) outstanding at the Effective Time will be converted into $8.62 in cash and 0.5274 of a share of newly issued New Common Stock (par value $.001). A pro forma adjustment has been made to reflect the conversion of 6,963,550 shares of Common Stock outstanding at January 27, 1996 into 3,672,576 shares of New Common Stock. In connection with the Recapitalization, pro forma adjustments have been made to additional paid-in capital to reflect the distribution to the Company's stockholders of $60,025,801. In the Recapitalization, all treasury shares, in the dollar amount of $17,210,000, will be eliminated.

(4) In the Merger, the Company will issue to Fluor 4,400,000 shares of New Common Stock (approximately 55% of the New Common Stock after the Transactions) in exchange for all of the outstanding shares of Fluor's wholly-owned subsidiary FDESI and $33,350,000 in cash, and FDESI will become a wholly-owned subsidiary of the Company. The Merger has been accounted for as a reverse acquisition of GTI by FDESI. The pro forma adjustments include the recognition of goodwill in the amount of $5,662,000, which will be amortized over 30 years, and the elimination of (a) retained earnings of the Company of $62,088,000, (b) currency translation adjustment of the Company of $1,192,000 and (c) FDESI's parent investment of $4,054,000.

(5) Pro forma adjustments reflect transaction costs estimated to be $2,000,000.

(6) Pro forma weighted average shares used to compute earnings per share have been calculated by multiplying the weighted average shares for the periods presented by the 0.5274 conversion factor in the Recapi- talization, and then adding 4,400,000 shares of New Common Stock to be issued to Fluor in the Merger.

(7) The allocation of the purchase price is not expected to significantly change from that shown on the pro forma balance sheet.

                                 LEGAL MATTERS

    The legality of the shares of New Common Stock to be issued in connection with the Transactions will be passed upon for the Company by Testa, Hurwitz & Thibeault, counsel for the Company.

                                     EXPERTS

    The consolidated financial statements of Groundwater Technology, Inc. incorporated by referenced in Groundwater Technology, Inc.'s Annual Report (Form 10-K) for the year ended April 29, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The financial statements of Fluor Daniel Environmental Services, Inc. at April 30, 1995, and for the year ended April 30, 1995, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              STOCKHOLDER PROPOSALS

    Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than April 12, 1996. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail -- Return Receipt Requested.

    In addition, the Company's By-laws require the stockholders to give advance notice and furnish certain information to the Company in order to bring matters of business before an annual meeting or to nominate a person for election as a director at an annual meeting or special meeting at which directors are to be elected. Any such notice must be received on or before April 26, 1996, for purposes of the Special Meeting (with respect to the election of directors only), and on or before August 25, 1996 for purposes of the next annual meeting.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                           FINANCIAL STATEMENTS

                   YEARS ENDED APRIL 30, 1993, 1994, 1995 AND
                  NINE MONTHS ENDED JANUARY 31, 1995 AND 1996

                                 CONTENTS

Report of Independent Auditors                                                 F-2
Financial Statements
   Statements of Earnings                                                      F-3
   Balance Sheets                                                              F-4
   Statements of Cash Flows                                                    F-5
   Statements of Parent Company Investment                                     F-6
   Notes to Financial Statements                                               F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
 FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

    We have audited the accompanying balance sheet of Fluor Daniel Environmental Services, Inc. as of April 30, 1995, and the related statements of earnings, cash flows and parent company investment for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    As more fully described in Notes 1 and 4, the Company is a wholly owned subsidiary of Fluor Daniel, Inc. and has material transactions with Fluor Daniel, Inc. and its affiliates.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fluor Daniel Environmental Services, Inc. at April 30, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                            /s/ ERNST & YOUNG LLP

Orange County, California
December 22, 1995

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                          STATEMENTS OF EARNINGS

                             ($ IN THOUSANDS)


                                                                                               NINE MONTHS ENDED
                                                            YEAR ENDED APRIL 30,                  JANUARY 31,
                                                            --------------------                  -----------
                                                        1993          1994        1995        1995          1996
                                                        ----          ----        ----        ----          ----
                                                    (UNAUDITED)   (UNAUDITED)             (UNAUDITED)    (UNAUDITED)
Revenues                                              $41,253       $52,755     $35,425     $24,889        $26,319
Direct project costs                                   35,463        47,408      28,410      19,950         20,554
Indirect expenses:
   Payroll and related costs                            4,034         2,924       4,229       2,417          3,265
   Other                                                1,243         1,305       1,710       1,060          1,698
                                                        -----         -----       -----       -----          -----
                                                       40,740        51,637      34,349      23,427         25,517
                                                       ------        ------      ------      ------         ------
Earnings before taxes                                     513         1,118       1,076       1,462            802
Income tax expense                                        197           436         420         570            313
                                                          ---           ---         ---         ---            ---
Net earnings                                          $   316       $   682     $   656     $   892        $   489
                                                      =======       =======     =======     =======        =======

                 See accompanying notes to financial statements.

                 FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                              BALANCE SHEETS

                             ($ in thousands)


                                                                          APRIL 30,
                                                                          ---------
                                                                                            JANUARY 31,
                                                                        1994        1995       1996
                                                                        ----        ----       ----
                                                                     (UNAUDITED)            (UNAUDITED)

                                                ASSETS

Current assets:
   Accounts receivable                                                 $  215      $2,617     $2,564
   Contract work in progress                                            1,260         405      2,889
                                                                        -----         ---      -----
          Total current assets                                         $1,475      $3,022     $5,453
                                                                       ======      ======     ======

                               LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities:
   Advance billings on contracts                                       $  320      $  361     $  894
   Contingencies and commitments Parent company investment:
       Common stock -- $1 par value, $1,000 shares authorized, issued
        and outstanding                                                     1           1          1
       Additional capital                                                 335         335        335
       Retained earnings (defict)                                        (976)       (320)       169
       Advances (to) from parent                                        1,795       2,645      4,054
                                                                        -----       -----      -----
          Total parent company investment                               1,155       2,661      4,559
                                                                        -----       -----      -----
                                                                       $1,475      $3,022     $5,453
                                                                       ======      ======     ======

                 See accompanying notes to financial statements.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                ($ IN THOUSANDS)


                                                                                               NINE MONTHS ENDED
                                                            YEAR ENDED APRIL 30,                  JANUARY 31,
                                                            --------------------                  -----------
                                                        1993          1994        1995        1995          1996
                                                        ----          ----        ----        ----          ----
                                                    (UNAUDITED)   (UNAUDITED)             (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITY:
Net earnings                                          $   316       $   682     $   656     $   892        $   489
Adjustments to reconcile net earnings to net cash
  provided (utilized) by operating activities:
   Changes in operating assets and liabilities:
       Accounts receivable                                 40           999      (2,402)        (55)            53
       Contract work in progress                          569          (816)        855       1,208         (2,484)
       Advance billing on contracts                       143           177          41         784            533
       Advances (to) from parent                       (1,068)       (1,042)        850      (2,829)         1,049
                                                       ------        ------         ---      ------          -----
          Net cash provided (utilized) by
           operating activities                          --            --          --          --             --
Cash and cash equivalents at beginning of period         --            --          --          --             --
                                                      -------       -------     -------      ------        -------
Cash and cash equivalents at end of period            $  --         $  --       $  --       $  --          $  --
                                                      =======       =======     =======     =======        =======

                 See accompanying notes to financial statements.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                     STATEMENTS OF PARENT COMPANY INVESTMENT

                                ($ IN THOUSANDS)


                                                                           RETAINED    ADVANCES      PARENT
                                                    COMMON   ADDITIONAL    EARNINGS   (TO) FROM     COMPANY
                                                     STOCK     CAPITAL    (DEFICIT)     PARENT     INVESTMENT
Balance, April 30, 1992                               $1        $335       $(1,974)     $ 3,905     $ 2,267
   Net earnings                                       --         --            316        --            316
   Advances (to) from parent                          --         --          --          (1,068)     (1,068)
                                                      --        ----       -------      -------     -------
Balance, April 30, 1993                                1         335        (1,658)       2,837       1,515
   Net earnings                                       --         --            682        --            682
   Advances (to) from parent                          --         --          --          (1,042)     (1,042)
                                                      --        ----       -------      -------     -------
Balance, April 30, 1994                                1         335          (976)       1,795       1,155
   Net earnings                                       --         --            656        --            656
   Advances (to) from parent                          --         --          --             850         850
                                                      --        ----       -------      -------     -------
Balance, April 30, 1995                                1         335          (320)       2,645       2,661
   Net earnings                                       --         --            489        --            489
   Advances (to) from parent                          --         --          --           1,409       1,409
                                                      --        ----       -------      -------     -------
Balance, January 31, 1996                             $ 1       $ 335      $   169      $ 4,054     $  4,559
                                                      ===       =====      =======      =======     ========

              See accompanying notes to financial statements.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION AND BASIS OF PRESENTATION

    Fluor Daniel Environmental Services, Inc. (the Company), is a wholly-owned subsidiary of Fluor Daniel, Inc. (Fluor Daniel), which through a holding company is indirectly a wholly-owned subsidiary of Fluor Corporation (Fluor). For purposes of this presentation, the Company's fiscal year has been designated as the annual period ending on April 30, however, for tax purposes, the year end is October 31. Pursuant to an Investment Agreement dated December 11, 1995, between Groundwater Technology, Inc. (GTI) and Fluor Daniel, the Company will merge into GTI as part of an overall transaction wherein Fluor will acquire a 55 percent ownership interest in GTI.

    The accompanying financial statements have been adjusted to reflect the "carved-out" financial position, results of operations and cash flows of the Company as if the contracts and personnel that constitute the environmental remediation business of Fluor had been operating as a separate entity. Operations reflect all environmental remediation contract work performed by Fluor personnel for all federally funded non-Department of Energy contracts, remediation projects for other government agencies and environmental risk assessment, permitting and remediation for commercial clients. Additionally, the Company provides certain environmental consulting services to Fluor and other affiliated entities. Revenues from these consulting services have been reflected in the accompanying statements in accordance with a Marketing Agreement (the Agreement), signed in conjunction with the Investment Agreement between GTI and Fluor Daniel. Under the terms of the Agreement, affiliates are charged for labor cost plus established multipliers on base compensation. Due to the variable and often unpredictable nature of the Company's work load, consulting services are provided to Fluor as conditions allow.

    The financial statements do not include an allocation of corporate general and administrative expenses by Fluor as management believes that no significant general and administrative expenses were incurred with respect to the Company's operations beyond those reflected in the accompanying financial statements.

    The Balance Sheet at April 30, 1995 and Statements of Earnings, Cash Flows and Parent Company Investment for the year ended April 30, 1995, have been audited whereas all other periods presented are unaudited.

 SERVICE CONTRACTS

    The Company recognizes revenues on long-term service contracts on the percentage-of-completion method, primarily based on contract costs incurred to date compared with total estimated contract costs. Changes to total estimated contract costs and losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under contract work in progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advance billings on contracts. The Company anticipates that substantially all incurred costs associated with contract work in progress at January 31, 1996 will be billed and collected within twelve months. Accounts receivable do not contain any significant amounts billed but not paid under retainage provisions or claims.

 INDIRECT EXPENSES

    Indirect expenses include non-project costs of all environmental services personnel assigned to the environmental operations of Fluor Daniel who are available to provide services to the Company's clients and other Fluor Daniel clients. Additionally, other indirect expenses primarily include charges from Fluor Daniel for the fair value of rent for occupied space, computer usage and other costs.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

1. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

 CONCENTRATIONS OF CREDIT RISK

    The majority of accounts receivable and contract work in progress are from services provided to various U.S. government agencies. These contracts are typically cost reimbursable government funded contracts that require payments as projects progress or in certain cases advance payments. The Company maintains reserves for potential credit losses and such losses, which have been minimal, have been within management's estimates.

 INTERIM FINANCIAL INFORMATION

    The interim unaudited financial statements presented include all adjustments (consisting only of normal adjustments) that management considers necessary for a fair presentation of its financial position at such dates and its operating results and cash flows for those periods. Results for interim periods are not necessarily indicative of results for the entire year.

 EARNINGS PER SHARE

    Earnings per share information has been omitted since the Company has no publicly traded equity securities.

2. INCOME TAXES

    The operations of the Company are included in the consolidated federal income tax return of Fluor. Under a tax allocation practice, the Company is charged or credited by Fluor for federal income taxes, generally at the U.S. statutory rate. The Company is also charged or credited for state income taxes.

    As a result of the tax allocation practice, tax benefits associated with pre 1993 losses were recognized in the year the loss occurred. If the Company had filed a separate return, these tax benefits would have been recognized in later years, resulting in the elimination of substantially all of the income tax expense for the years 1993 through 1995.

    Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amount recorded for income tax purposes. The Company does not have any deferred income taxes.

    The income tax expense included in the Statement of Earnings is as follows ($ in thousands):


                                                                                      NINE MONTHS ENDED
                                                     YEAR ENDED APRIL 30,                JANUARY 31,
                                                     --------------------                -----------
                                                  1993          1994       1995       1995          1996
                                                  ----          ----       ----       ----          ----
                                               (UNAUDITED)   (UNAUDITED)          (UNAUDITED)   (UNAUDITED)
Federal                                           $174          $380       $366       $418          $273
State                                               23            56         54         62            40
                                                    --            --         --         --            --
   Total Income Expense                           $197          $436       $420       $480          $313
                                                  ====          ====       ====       ====          ====

    State taxes are the only significant difference between the Company's total tax expense and the U.S. Statutory Federal income tax.

                   FLUOR DANIEL ENVIRONMENTAL SERVICES, INC.

3. EMPLOYEE BENEFITS

    Employees of the Company who meet certain eligibility requirements participate in the non-contributory defined contribution retirement plan of Fluor. Contributions to this plan are based on a percentage of the par-ticipants' gross salaries. In addition, eligible employees are allowed to contribute up to 10 percent of their salaries to a savings investment plan with Fluor providing a matching contribution up to 4 percent of their salaries. The cost of these plans is included in the payroll burden rate charged to the Company by Fluor Daniel.

4. RELATED PARTY TRANSACTIONS

    The Company advances to and receives non-interest bearing funds from Fluor Daniel. The Company is dependent upon Fluor Daniel for continued financing, including funding required, if any, for settlement of claims, working capital requirements and third party bid and performance guarantees made in the ordinary course of business.

    All direct and indirect labor has been provided by employees of Fluor Daniel and the Company is charged for all related labor and benefit costs. Employee benefit costs are charged to the Company by application of a payroll burden rate to total base compensation. Such costs remain the liability of Fluor Daniel.

    Intercompany revenues were $6,167,000, $4,613,000 and $4,941,000 for the years ended April 30, 1993, 1994 and 1995, respectively, and $3,456,000 and $3,498,000 for the nine months ended January 31, 1995 and 1996, respectively.

5. CONTINGENCIES AND COMMITMENTS

    The Company is not currently involved in any legal proceedings, although from time to time, it could become involved in litigation in the ordinary course of business. The Company is contingently liable for commitments and performance guarantees arising in the ordinary course of business. Claims arising from service contracts have been made against the Company by clients, and the Company has made certain claims against clients for costs incurred in excess of the current contract provisions. The Company does not expect that the foregoing matters will have a material adverse effect on its financial position or results of operations.

6. INDUSTRY SEGMENT INFORMATION

    The Company provides a wide range of environmental services to both the private and government sectors including scientific and engineering applications from environmental assessment, permitting and remediation through design and construction to operations and maintenance services. These services are provided to a variety of different industries including petroleum, chemical, power, pharmaceutical and others.

    In the fiscal year ended 1993, 1994 and 1995 and for the nine month periods ended January 31, 1995 and 1996, revenues from U.S. Federal agencies were as follows ($ in thousands):


                                                                                         NINE MONTHS ENDED
                                                      YEAR ENDED APRIL 30,                  JANUARY 31,
                                                      --------------------                  -----------
                                                  1993          1994        1995         1995          1996
                                                  ----          ----        ----         ----          ----
                                               (UNAUDITED)   (UNAUDITED)             (UNAUDITED)   (UNAUDITED)
Department of Defense                            $1,065        $2,256      $10,255      $7,127        $7,827
Percent of total revenues                           2.6%          4.3%        28.9%       28.6%         29.7%
Environmental Protection Agency                  $5,741        $4,518      $ 3,712      $2,451        $5,375
Percent of total revenues                          13.9%          8.6%        10.5%        9.8%         20.4%

Registration Statement on Form S-4
Groundwater Technology, Inc.

Annex A - Investment Agreement, as amended
Intentionally Omitted
See Exhibits 2.1 and 2.2 to Registration Statement

                                                                         ANNEX B
                          DONALDSON, LUFKIN & JENRETTE
               Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 * (212) 892-3000

                                                                  March 27, 1996

Board of Directors
Groundwater Technology, Inc.
100 River Ridge Drive
Norwood, MA 02062

Dear Sirs:

    We understand that Groundwater Technology, Inc. (the "Company"), GTI Acquisition Corporation ("Newco"), Fluor Daniel, Inc. ("FDI") and Fluor Daniel Environmental Services, Inc. ("FDESI") contemplate entering into an Investment Agreement dated as of December 11, 1995 (the "Investment Agreement"). Under the terms of the Investment Agreement (i) FDI will acquire, in the merger of Newco with and into FDESI (the "Merger"), 4,400,000 shares of a new class of common stock of the Company (the "New Common Stock"), at which time it will deposit in an exchange fund for the benefit of the shareholders of the Company $33,350,000 of the approximately $60,000,000 in the aggregate payable by the Company to its shareholders in the Recapitalization (as defined below), (ii) the Company will implement, in conjunction with the Merger, a plan of recapitalization (the "Recapitalization") pursuant to which all of the existing shares of common stock of the Company (the "Old Common Stock") will be reclassified into the right to receive $8.62 per share in cash and 0.5274 of a share of New Common Stock, (iii) the Company will issue to FDI for $1,650,000 an option (the "Option") to purchase for $17.00 per share in cash up to 1,366,000 shares of New Common Stock (subject to adjustment under certain circumstances), exercisable under the terms and conditions set forth in the proposed Option Agreement between the Company and FDI dated as of December 11, 1995 (the "Option Agreement"), and (iv) the Company, FDI and FDESI will enter into the proposed Marketing and Intercompany Services Agreements (such agreements, together with the Investment and Option Agreements hereafter collectively referred to as the "Transaction Agreements") which provide, among other things, for the conduct of their environmental services business and certain arrangements for mutual support and assistance (the Merger, Recapatilization and other transactions described above hereafter collectively referred to as the "Transaction").

    We have been requested by the Company to render our opinion as to the fairness, from a financial point of view, to the Company and its shareholders of the consideration to be received by the Company and its shareholders other than FDI pursuant to the Transaction.

    In arriving at our opinion, we have reviewed the Transaction Agreements and financial and other information that was publicly available or furnished to us by the Company, FDESI or FDI, including information provided during discussions with their managements. Included in the information provided during discussions with management were certain financial projections of the Company on a stand-alone basis prepared by the management of the Company and projections for the Company following the transaction, prepared by the managements of the Company and FDI. In addition, we have compared certain financial and securities data of the Company on a stand-alone basis and in combination with FDESI pursuant to the Transaction with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common

Board of Directors
Groundwater Technology, Inc.
Page 2                                                            March 27, 1996

stock of the Company, reviewed prices and premiums paid in other transactions involving disposition of assets and securities and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the outstanding common stock of the Company or the Company or its constituent businesses.

    In rendering our opinion, we have relied upon and assumed the accuracy, without independent verification, completeness and fairness of all of the financial and other information that was available to us from public sources, and that was provided to us by the Company and FDI, or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the managements of the Company and FDI as to the future operating and financial performance of the Company following the Transaction. We have not assumed any responsibility for making any independent evaluation of the Company's assets or liabilities or for making an independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the securities of the Company may actually trade at any time. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distribution of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In the ordinary course of business, DLJ may actively trade the equity securities of the Company for its own account and for the account of customers and, accordingly, may hold a long or short position in such securities.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the Company and its shareholders, pursuant to the Transaction, as a whole, is fair from a financial point of view to the Company and its shareholders.

                                               Very truly yours,

                                               DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                          GROUNDWATER TECHNOLOGY, INC.

            PROXY FOR SPECIAL MEETING OF STOCKHOLDERS -- MAY 10, 1996

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned stockholder(s) of Groundwater Technology, Inc., a Delaware corporation, revoking all prior proxies, hereby appoints Walter C. Barber and Allan S. Bufferd and each of them, proxies, with full power of substitution, to vote all of the shares of common stock of Groundwater Technology, Inc., which the undersigned is entitled to vote at the Special Meeting of Stockholders of Groundwater Technology, Inc. to be held at the Courtyard Marriott, 300 River Ridge Drive, Norwood, Massachusetts on Friday, May 10, 1996, at 9:30 a.m., local time, and at any adjournment or adjournments thereof, as set forth on the reverse side and, in their discretion, upon any other business that may properly come before the meeting. Attendance of the undersigned at the meeting or any adjournment session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person.

    IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

    PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

    Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

HAS YOUR ADDRESS CHANGED?             DO YOU HAVE ANY COMMENTS?
_______________________________       _________________________________

_______________________________       _________________________________

_______________________________       _________________________________

DETACH CARD

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

    1.) Proposal to approve and adopt the transactions contemplated by the Investment Agreement by and among Fluor Daniel, Inc., Fluor Daniel Environmental Services, Inc., Groundwater Technology, Inc. and GTI Acquisition Corporation dated as of December 11, 1995, as amended, which shall constitute your approval of the Amended and Restated Certificate of Incorporation, amendments to the By-Laws, the issuance of New Common Stock to Fluor Daniel, Inc., the election of Directors and the treatment and disposition of outstanding stock options and rights under, and certain amendments to, Groundwater Technology, Inc.'s existing stock plans in connection with the transactions.

                               FOR   AGAINST   ABSTAIN
                               [ ]    [ ]       [ ]
RECORD DATE SHARES:

    2.) To transact such other business as may properly come before the meeting and any adjournment thereof.






Please be sure to sign and date this Proxy.                         Date

Stockholder sign here                      Co-owner sign here



    Mark box at right if comments  or address  change have been noted on reverse
side of this card.    [   ]

DETACH CARD                                                          DETACH CARD


                          GROUNDWATER TECHNOLOGY, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Special Meeting of Stockholders, May 10, 1996.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Groundwater Technology, Inc.

PART II.  INFORMATION NOT REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Certificate of Incorporation eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director other than liability for (i) any breach of the director's duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts covered by Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which such director derived an improper personal benefit. In general, under the Company's By-Laws directors and officers are indemnified for liabilities and expenses they may incur with respect to actions taken in their capacities as a director or officer, so long as such actions are taken good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, actions that such director or officer had no reasonable cause to believe were unlawful. The stated intent of the indemnification provisions contained in the By-Laws is to provide for indemnification to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware as in effect from time to time. These provisions remain unchanged in the Amended and Restated Certificate of Incorporation and the Amended By-Laws as described in the Proxy Statement/Prospectus included in this Registration Statement on S-4.

         The Company has obtained directors' and officers' liability insurance for the benefit of its officers and directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits

         The  following  exhibits are filed  pursuant to Item 601 of  Regulation
S-K.

Exhibit No.        Description

2.1 Investment Agreement by and among Fluor Daniel, Inc., Fluor Daniel Environmental Services, Inc., Groundwater Technology, Inc. and GTI Acquisition Corporation dated as of December 11, 1995. (Previously filed as Exhibit 2.1 to Quarterly Report on Form 10-Q for the quarter ended January 27, 1996 and incorporated herein by reference.)

2.2 Agreement of Amendment by and among Fluor Daniel, Inc., Fluor Daniel Environmental Services, Inc., Groundwater Technology, Inc. and GTI Acquisition Corporation dated as of March 29, 1996.

5.1                Legal Opinion of Testa, Hurwitz & Thibeault.

23.1 Consent of Ernst & Young, LLP re financial statements of Groundwater Technology, Inc.

23.2 Consent of Ernst & Young, LLP re financial statements of Fluor Daniel Environmental Services, Inc.

23.3               Consent of Testa, Hurwitz & Thibeault (included in Exhibit 5)

24.1               Power of Attorney (see Page II-4)

ITEM 22.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annul report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (c) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Norwood, Massachusetts on April 4, 1996.


                                  GROUNDWATER TECHNOLOGY, INC.



                                  By: /s/ Walter C. Barber
                                     -----------------------------------
                                     Walter C. Barber
                                     Chairman of the Board of Directors,
                                     President and
                                     Chief Executive Officer


                        POWER OF ATTORNEY AND SIGNATURES

         We, the undersigned officers and directors of Groundwater Technology, Inc., hereby severally constitute and appoint Walter C. Barber, Robert E. Sliney, Jr. and Brian D. Goldstein, Esq., and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Groundwater Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                                           TITLE(S)                               DATE
/s/ Walter C. Barber                         Chairman of the Board of Directors and            April 4, 1996
- ---------------------------------            President and Chief Executive Officer
Walter C. Barber                             (Principal Executive Officer)

/s/ Robert E. Sliney, Jr.                    Vice President, Treasurer and Chief Financial     April 4, 1996
- ---------------------------------            Officer (Principal Financial and Accounting
Robert E. Sliney, Jr.                        Officer)

/s/ Allan S. Bufferd                         Director                                          April 4, 1996
- ---------------------------------
Allan S. Bufferd


/s/ Bayard Henry                             Director                                          April 4, 1996
- ---------------------------------
Bayard Henry


/s/ Robert P. Schechter                      Director                                          April 4, 1996
- ---------------------------------
Robert P. Schechter
